As filed with the Securities and Exchange Commission on May 1, 2006

Registration No. 333-131009

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2/A

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
(Amendment No. 1)

XL GENERATION INTERNATIONAL INC.
(Name of small business issuer in its charter)

Nevada	3990	20-0909393
(State or Jurisdiction of	(Primary Standard Industrial	(IRS Employer
incorporation or organization)	Classification Code Number)	Identification Number)

Sumpfstrasse 32
6304 Zug, Switzerland
4141 723 1090
(Address and telephone number of principal executive offices and principal place of business)

Corporate Creations Network Inc.
8275 South Eastern Avenue, Suite 200-47
Las Vegas, NV 89123
(800) 672-9110
(Name, address and telephone number of agent for service)

Copies to:
Travis L. Gering, Esq.
Wuersch & Gering LLP
100 Wall Street, 21st Floor
New York, NY 10005

Approximate date of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made under Rule 434, please check the following box. |_|

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Number of Securities to be Registered	Proposed Maximum Offering Price Per Unit (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee (2)
Common Stock	8,374,444	$3.28	$27,468,176	$2,939.09

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of the basis of $3.28 per share as the average of the high and low prices of the Registrant's common stock on April 27, 2006 as quoted on the Over-the-Counter-Bulletin-Board quotation system.

(2) The registration fee in respect of the securities registered herein was previously paid in the Registration Statement filed by the Registrant with the Securities and Exchange Commission on January 13, 2006. The previously paid Registration Fee was $3,584.26, based on a proposed aggregate offering price of $33,497,776 for 8,374,444 shares at $4.00 per share, and determined based on the fee rate applicable in January of 2006.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

ii

The information in this prospectus is not complete and may be changed. No stockholders may sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion Dated May 1, 2006

XL GENERATION INTERNATIONAL INC.

Prospectus

8,374,444 Shares of Common Stock

Our common stock is traded on the Over-the-Counter Bulletin Board under the symbol "XLGI." On April 27, 2006, the closing price of our common stock was $3.28.

This prospectus relates to the sale of up to 8,374,444 shares of our common stock, par value $.001 per share, by certain selling stockholders (the "Selling Stockholders"). The shares offered by this prospectus include 8,374,444 presently outstanding shares of common stock. Upon the effective date of this registration statement, these shares may be sold by the Selling Stockholders from time to time in the over-the-counter market or such other national securities exchange or automated interdealer quotation system on which our common stock is then listed or quoted, through negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices.

Pursuant to certain agreements the Company has entered into, the Company is obligated to register these 8,374,444 shares of common stock. The distribution of the shares by the Selling Stockholders is not subject to any underwriting agreement. We will receive none of the proceeds from the sale of the shares by the Selling Stockholders. We will bear all expenses of the registration incurred in connection with this offering, but all selling and other expenses incurred by the Selling Stockholders will be borne by the Selling Stockholders.

Two of the selling stockholders, DT Crystal Holdings Ltd. and the Alain Lemieux Trust, are each deemed to be underwriters of the shares registered for re-sale in this Prospectus and Registration Statement.

See "Risk Factors" beginning on page 4 to read about certain risks you should consider carefully before buying our shares.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus is _____________, 2006.

You should rely only on the information contained in this Prospectus. We have not authorized anyone to provide you with information different from that contained in this Prospectus. This Prospectus is not an offer to sell, or a solicitation of an offer to buy, shares of common stock in any jurisdiction where offers and sales would be unlawful. The information contained in this Prospectus is complete and accurate only as of the date on the front cover of this Prospectus, regardless of the time of delivery of this Prospectus or of any sale of the shares of common stock.

TABLE OF CONTENTS

Page No.

SUMMARY OF OUR OFFERING	3
RISK FACTORS	4
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	10
ABOUT THIS PROSPECTUS	11
WHERE YOU CAN FIND MORE INFORMATION	11
USE OF PROCEEDS	12
DETERMINATION OF OFFERING PRICE	12
DILUTION	12
PLAN OF DISTRIBUTION	13
LEGAL PROCEEDINGS	14
DIRECTORS, EXECUTIVE OFFICERS, PROMOTORS, AND CONTROL PERSONS	15
BIOGRAPHICAL INFORMATION REGARDING OFFICERS AND DIRECTORS	15
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	17
SELLING STOCKHOLDERS	18
DESCRIPTION OF SECURITIES	21
INTEREST OF NAMED EXPERTS AND COUNSEL	22
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION	23
DESCRIPTION OF BUSINESS	24
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	27
DESCRIPTION OF PROPERTY	30
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	31
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	35
EXECUTIVE COMPENSATION	37
INDEX TO FINANCIAL STATEMENTS	40
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE	61

SUMMARY OF OUR OFFERING

Our Business

This summary highlights selected information about XL Generation International Inc. (referred to herein as "we," "us," the "Registrant" or the "Company"). It may not contain all of the information that you find important. You should carefully read this entire document, including the "Risk Factors," our financial statements and their related notes, and the other documents incorporated by reference.

We are the holding company of a Swiss entity, XL Generation AG, which is the manufacturer of an artificial sport surface called "XL Turf." XL Turf is designed to reduce accidents while reproducing the natural feeling of playing on grass. The Company aspires to become the leading global force in the artificial turf and flooring markets by building the strength of the XL brand and developing strategic partnerships with key regional turf and flooring providers.

The Company was organized under the laws of the States of Nevada on March 18, 2004 as Cygni Systems Corporation. The Company was originally formed with the intent of raising funds and entering into business as a software design company. A change of control of the Company occurred on June 17, 2005. On August 19, 2005, the Company acquired its sole wholly-owned operating subsidiary, XL Generation AG. The Company has no other subsidiaries. In connection with this acquisition, the Company changed its name to XL Generation International Inc. and changed its fiscal year end from April 30th to December 31st.

In connection with the acquisition of XL Generation AG pursuant to the terms of a Share Exchange Agreement, the Company acquired all of the issued and outstanding shares of common stock of XL Generation AG. The sole recipients of the securities issued by the Company in the Share Exchange were DT Crystal Holdings Ltd., the Alain Lemieux Trust and Mr. Albert Beerli, each of whom is deemed to be an underwriter of the securities issued under the Share Exchange Agreement. The securities received under the Share Exchange Agreement may be resold only through registration under the Securities Act, with the selling stockholders being identified as underwriters in this Prospectus and Registration Statement. Resale under Rule 144 for any resale transaction is unavailable to DT Crystal Holdings Ltd., the Alain Lemieux Trust, Mr. Albert Beerli and their respective transferees. Mr. Beerli is not a selling stockholder under this Prospectus and Registration Statement. DT Crystal Holdings Ltd. and the Alain Lemieux Trust are selling stockholders and are each therefore deemed to be underwriters of the shares registered for re-sale in this Prospectus and Registration Statement.

Our auditors issued a going concern opinion as at December 31, 2005.  This means that there is substantial doubt that we can continue as an ongoing business without additional financing and/or generating profits from our operations.  We have a history of operating losses, limited funds and may continue to incur operating losses. In addition, the going concern opinion could make it more difficult for us to secure additional financing on terms acceptable to us, if at all, and may materially and adversely affect the terms of any financing that we may obtain. If our losses continue and we are unable to secure additional financing, we may ultimately be required to seek protection from creditors under applicable bankruptcy laws.

The Company does not own the intellectual property it utilizes in the operation of its business.  The loss or impairment of rights to use third-party intellectual property could adversely affect our ability to conduct business. The intellectual property we utilize in the conduct of our business is owned by WKF/5 Ltd, a Maltese corporation controlled (and majority owned) by the Alain Lemieux Trust.  The Alain Lemieux Trust is a trust formed in the Jersey Islands, and is the owner of 13,500,000 shares of the Company's common stock (13,000,000 of these shares are held for the benefit of Mr. Alain Lemieux, our President and CEO, as well as a member of our board of directors).  We have been granted a worldwide exclusive license (the "License Agreement") to manufacture, assemble, sell, distribute and promote all products covered by the intellectual property. The License Agreement shall continue in full force and effect until it automatically expires upon the later of (a) the termination or expiration date of the latest patent granted; or (b) the expiration date of any extension made pursuant to the License Agreement. At the present time, the last patent currently granted will expire on December 7, 2019; however, the granting of new patents would extend this deadline. A dispute between the Company and the Alain Lemieux Trust, or the termination of the License Agreement, would impact the Company's ability to sell its current products.

Because we have historically incurred losses and these losses may increase in the future, we must begin generating a profit from our operations.  If we do not begin generating a profit we may have to suspend or cease operations.  The Company has never been profitable. Funds on hand together with relatively low revenues will not sustain operations for the next year.  We will need to raise additional capital to sustain our operations.  In order to become profitable, we will need to generate significant revenues to offset our cost of revenues, sales and marketing, research and development and general and administrative expenses.

We depend on a few manufacturers to obtain materials used in our products.  Any significant delay in our ability to obtain these materials from our suppliers could cause harm to our business.  Our dependence on a limited number of suppliers exposes us to certain risks, including shortages of manufacturing capacity, reduced control over delivery schedules, quality assurance, production yield and costs.  Any significant delay in our ability to obtain adequate quantities of our products from our current or alternative suppliers could cause our business, financial condition and results of operations to suffer.

The Following is a brief summary of this offering:

This prospectus relates to the sale of up to 8,374,444 shares of our common stock, par value $.001 per share, by certain selling stockholders (the "Selling Stockholders"). The shares offered by this prospectus include 8,374,444 presently outstanding shares of common stock. Upon the effective date of this registration statement, these shares may be sold by the Selling Stockholders from time to time in the over-the-counter market or such other national securities exchange or automated interdealer quotation system on which our common stock is then listed or quoted, through negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices.

Pursuant to certain agreements the Company has entered into, the Company is obligated to register these 8,374,444 shares of common stock. The distribution of the shares by the Selling Stockholders is not subject to any underwriting agreement. We will receive none of the proceeds from the sale of the shares by the Selling Stockholders. We will bear all expenses of the registration incurred in connection with this offering, but all selling and other expenses incurred by the Selling Stockholders will be borne by the Selling Stockholders.

RISK FACTORS

An investment in the common stock offered by this prospectus and any prospectus supplement involves a substantial risk of loss. You should carefully consider the risks described below and the other information contained in, or incorporated by reference in, this prospectus and any prospectus supplement including our financial statements and the related notes, before you purchase any of our shares of common stock. We have identified below all material risks known to us and anticipated by us at present.

Risks Related to Our Business

THE COMPANY EXPERIENCED LOSSES DURING 2005. THIS RAISES SUBSTANTIAL DOUBT ABOUT THE COMPANY'S ABILITY TO CONTINUE OPERATIONS, AND OUR AUDITORS HAVE ISSUED A GOING CONCERN OPINION.

We have a history of operating losses, and may continue to incur operating losses. While the Company’s sales increased from $1,349,319 in the year ending December 31, 2004 to $2,892,513 in the year ending December 31, 2005, the Company posted a net loss of $5,356,281 for the full year ending December 31, 2005, compared to a net loss of $1,570,607 for the year ending December 31, 2004. As a result of these losses, our auditors issued a going concern opinion as at December 31, 2005. This means that there is substantial doubt that we can continue as an ongoing business without additional financing and/or generating profits from our operations. If our losses continue and we are unable to secure additional financing, we may ultimately be required to seek protection from creditors under applicable bankruptcy laws.

THE FACT THAT WE HAVE EXPERIENCED LOSSES AND BEEN ISSUED A GOING CONCERN OPINION MAY DETER POTENTIAL INVESTORS AND LENDERS FROM PROVIDING FINANCING. SHOULD WE CONTINUE TO EXPERIENCE LOSSES AND FAIL TO SECURE ADDITIONAL FINANCING, WE MAY ULTIMATELY BE REQUIRED TO SEEK PROTECTION FROM CREDITORS UNDER APPLICABLE BANKRUPTCY LAWS.

Our auditors issued a going concern opinion as at December 31, 2005. This means that there is substantial doubt that we can continue as an ongoing business without additional financing and/or generating profits from our operations. The going concern opinion could make it more difficult for us to secure additional financing on terms acceptable to us, if at all, and may materially and adversely affect the terms of any financing that we may obtain. If our losses continue and we are unable to secure additional financing, we may ultimately be required to seek protection from creditors under applicable bankruptcy laws.

WE HAVE A LIMITED OPERATING HISTORY ON WHICH INVESTORS CAN EVALUATE OUR FUTURE PROSPECTS AND THEREFORE ANY INVESTMENT IN THE COMPANY IS SPECULATIVE.

The size and structure of our Company has changed significantly over the past year. Our recent financial statements may not provide sufficient information to assess our future prospects. Our likelihood of success must be considered in light of all of the risks, expenses and delays inherent in establishing a new business, including, but not limited to, unforeseen expenses, complications and delays, established competitors and other factors. Irrespective of the quality of products and skills of management, we may still never achieve profitable operations.

WE MAY NOT BE ABLE TO DEVELOP OR MANAGE OUR INTERNAL GROWTH. THE GROWTH OF THE COMPANY WILL CREATE NEW CHALLENGES FOR MANAGEMENT. SHOULD MANAGEMENT FAIL TO MEET THESE CHALLENGES, THE OPERATIONS OF THE COMPANY MAY SUFFER.

At the present time, the Company’s wholly-owned subsidiary, XL Generation AG, employs 23 employees at three locations. It is estimated that XL Generation AG will increase its sales staff, but for this purpose, XL Generation AG may utilize existing employees, thus adding no new net employees over the next twelve months. However, XL Generation AG intends to add 25-30 independent agents who will work on a commission basis. It is planned that these individuals will be well-known sports personalities. This growth may strain our management, human resources and information systems. The Company estimates that it may have to spend approximately $100,000 on administrative expenses over the next twelve months to manage this growth.

OUR OPERATING RESULTS DEPEND ON THE MARKET FOR OUR PRODUCTS. SHOULD COMPETITORS INTRODUCE SUPERIOR PRODUCTS OR CHARGE MORE COMPETITIVE PRICES, WE MAY BE UNABLE TO ADJUST OUR EXPENSES IN A TIMELY MANNER TO COMPENSATE FOR AN UNEXPECTED REVENUE SHORTFALL.

While our future success will depend on the quality and price of our products in comparison to those of our competitors, we are unable to predict what improvements in quality or price such competition may implement in the future. Customer demand for our specific product, or for all products similar to ours, may decline. Should competitive conditions change rapidly, we may be unable to meet such challenges in a timely fashion and experience revenue shortfalls. Such a shortfall could be damaging to our operations.

TO REMAIN COMPETIVE AND HAVE THE OPPORTUNITY FOR GROWTH, WE WILL NEED TO DEVOTE RESOURCES TO RESEARCH AND DEVELOPMENT.

The Company anticipates that it will spend approximately $350,000 on research and development activities in 2006.

OUR OPERATING RESULTS DEPEND ON THE PRICES CHARGED BY OUR SUPPLIERS. SHOULD SUPPLIERS INCREASE THE AMOUNTS CHARGED TO US, WE MAY BE UNABLE TO ADJUST OUR EXPENSES IN A TIMELY MANNER TO COMPENSATE FOR AN UNEXPECTED REVENUE SHORTFALL.

Our profits are impacted by the costs we pay to our suppliers. As we do not have long-term arrangements with suppliers, these prices are potentially subject to increase. Should such increase occur rapidly, we may be unable to adjust our own pricing and thereby experience a loss in profits.

THIS COMPANY HAS HISTORICALLY INCURRED LOSSES AND HAS NOT HAD A PROFITABLE YEAR TO DATE. IF THE COMPANY DOES NOT BECOME PROFITABLE, WE WILL HAVE TO SUSPEND OR CEASE OPERATIONS, AND INVESTORS WILL LOSE SOME OR ALL OF THEIR INVESTMENT.

The Company has never been profitable. In the fiscal year ended December 31, 2005, the Company lost $5,356,281. Funds on hand together with relatively low revenues will not sustain operations for the next year. We will need to generate significant revenues in order to achieve and maintain profitability. We may not be able to generate these revenues or achieve profitability in the future. Even if we do achieve profitability, we may not be able to sustain or increase profitability. We are a development stage company focused on market development. We have estimated that we will need to raise approximately $8,500,000 in additional capital to sustain our operations for the next twelve months. We expect to incur significant operating losses and negative cash flows over the next several months due to the costs of expanded marketing of our products and services, which we estimate will cost approximately $1,500,000. If the Company is unable to significantly increase revenues or continue raising capital, investors may lose some or all of their investment.

BECAUSE WE ARE EXPERIENCING LOSSES AND LACK FUNDS ON HAND, WE WILL NEED TO RAISE ADDITIONAL CAPITAL. HOWEVER, WE MAY NOT BE ABLE TO OBTAIN ADDITIONAL FINANCING WHEN NEEDED OR ON ACCEPTABLE TERMS. IF THE COMPANY CANNOT RAISE CAPITAL, WE MAY HAVE TO SUSPEND OR CEASE OPERATIONS.

We have never been profitable and we do not expect that funds on hand, together with relatively low revenues, will sustain our operations for the next year. We will need to raise additional capital to sustain our operations. Additional financing may not be available and, if it is, it may not be available on acceptable terms. Our inability to obtain any needed financing, or the terms on which it may be available, could have a material adverse effect on our business. As a result, we could have to suspend or cease our operations and you could loose your entire investment.

WE DEPEND ON A FEW MANUFACTURERS TO OBTAIN MATERIALS USED IN OUR PRODUCTS. ANY SIGNIFICANT DELAY IN OUR ABILITY TO OBTAIN THESE MATERIALS FROM OUR SUPPLIERS COULD CAUSE A LOSS OF FUTURE SALES OR DAMAGE RELATIONSHIPS WITH EXISTING CUSTOMERS.

We contract with suppliers to obtain certain materials used in the assembly of our products and our dependence on a limited number of suppliers exposes us to certain risks, including shortages of manufacturing capacity, reduced control over delivery schedules, quality assurance, production yield and costs. Any significant delay in our ability to obtain adequate quantities of our products from our current or alternative suppliers could cause our business, financial condition and results of operations to suffer.

WE DO NOT HAVE WRITTEN AGREEMENTS WITH SOME OF THE MANUFACTURERS WE DEPEND ON FOR RAW MATERIALS. AS A RESULT, SUCH MANUFACTURERS MAY CHANGE THE TERMS ON WHICH THEY SUPPLY US WITH RAW MATERIALS IN THE FUTURE.

XL Generation AG’s main suppliers of raw materials include Febra-Kunststoffe GmbH and BASF Aktiengesellschaft (with whom XL Generation AG has a written agreement); Polyform Inc. (XL Generation AG has no written agreement with Polyform Inc., and purchases materials from Polyform Inc. as needed pursuant to purchase orders); and Ten Cate Thiolon (XL Generation AG has no written agreement with Ten Cate Thiolon). Should either Polyform Inc. or Ten Cate Thiolon change the price and other terms on which it supplies XL Generation AG with raw materials, the Company’s operations could be adversely impacted.

POSSIBLE CHANGES IN ENVIRONMENTAL AND OTHER REGULATIONS COULD BE DIFFICULT AND COSTLY FOR THE COMPANY OR ITS SUPPLIERS TO COMPLY WITH.

Unforeseen changes in environmental regulations could make it difficult or even impossible for the Company or its suppliers to acquire required permits and manufacture necessary components. Changes in federal, state and local laws in the United States and other nations could make it difficult or impossible for the Company and its suppliers to comply with emission, storage, operation, transportation and safety regulations.

WE ARE HIGHLY DEPENDENT ON OUR EXECUTIVE MANAGEMENT AND OTHER KEY EMPLOYEES. SHOULD WE LOSE EXECUTIVE MANAGEMENT OR OTHER KEY EMPLOYEES DUE TO DEATH, DISABILITY OR RETIREMENT, OR OTHERWISE, SUCH LOSS COULD ADVERSELY AFFECT OUR MANAGEMENT AND OPERATIONS.

We rely heavily on our executive management and key employees to provide services and for continued business development, including, in particular, Alain Lemieux, our president and chief executive officer. XL Generation AG, our wholly-owned subsidiary, has entered into employment agreements with certain officers and/or directors of the Company and its subsidiary, including each of Alain Lemieux, Daniel Courteau, Flemming Munck, and Eric Giguère, as well as certain other employees. These employment agreements contain non-competition and non-solicitation provisions. Our business could be materially adversely affected if a number of our executive officers, managers and other key employees were to leave us and if we were unable to enforce the non-competition and non-solicitation agreements or to attract and retain qualified replacements.

THE COMPANY DOES NOT OWN THE INTELLECTUAL PROPERTY IT UTILIZES IN THE OPERATION OF ITS BUSINESS. THE LOSS OR IMPAIRMENT OF RIGHTS TO USE THIRD-PARTY INTELLECTUAL PROPERTY COULD ADVERSELY AFFECT OUR ABILITY TO CONDUCT BUSINESS.

The intellectual property we utilize in the conduct of our business is owned by WKF/5 Ltd, a Maltese corporation controlled (and majority owned) by the Alain Lemieux Trust. The Alain Lemieux Trust is a trust formed in the Jersey Islands, and is the owner of 13,500,000 shares of the Company's common stock (13,000,000 of these shares are held for the benefit of Mr. Alain Lemieux, our President and CEO, as well as a member of our board of directors). We have been granted a worldwide exclusive license (the "License Agreement") to manufacture, assemble, sell, distribute and promote all products covered by the intellectual property. The License Agreement shall continue in full force and effect until it automatically expires upon the later of (a) the termination or expiration date of the latest patent granted; or (b) the expiration date of any extension made pursuant to the License Agreement. A dispute between the Company and the Alain Lemieux Trust, or the termination of the License Agreement, would impact the Company's ability to sell its current products. At the present time, the last patent currently granted will expire on December 7, 2019; however, the granting of new patents would extend this deadline.

OUR BUSINESS DEPENDS ON THE PROTECTION OF INTELLECTUAL PROPERTY AND PROPRIETARY INFORMATION. IF WE ARE NOT ABLE TO ADEQUATELY PROTECT THE INTELLECTUAL PROPERTY LICENSED TO US, THEN OUR BUSINESS AND OPERATIONS WILL BE ADVERSELY AFFECTED BY COMPETITORS.

We rely on a combination of trade secret and trademark laws, confidentiality procedures, contractual provisions and patent and copyright laws to protect the value of our license in the products we distribute. These measures may not be adequate to protect our license. As a result, unauthorized third parties may copy or otherwise obtain and use our products. To enforce our proprietary rights, we may have to engage in litigation to defend and enforce the intellectual property rights, either domestically or in other countries, and we could face substantial costs and diversion of resources, regardless of the outcome of that litigation. Any of our attempts to enforce the intellectual property rights may not be successful, may result in the loss of the intellectual property altogether. Further, we may not have adequate funds available to prosecute actions to protect or defend the proprietary rights, in which case those using the proprietary rights may continue to do so in the future. Even if we succeeded in protecting our intellectual property, others may independently develop similar technologies or products that do not infringe on the intellectual property.

CLAIMS THAT WE INFRINGE THIRD-PARTY PROPRIETARY RIGHTS COULD RESULT IN SIGNIFICANT EXPENSES OR RESTRICTIONS ON OUR ABILITY TO PROVIDE OUR PRODUCTS AND SERVICES.

Third parties may claim that our current or future products or services infringe their proprietary rights or assert other claims against us. As the number of entrants into our market increases, the possibility of an intellectual property or other claim against us grows. Any intellectual property or other claim, with or without merit, would be time-consuming and expensive to litigate or settle and could divert management attention from focusing on our core business. As a result of such a dispute, we may have to pay damages, incur substantial legal fees, develop costly non-infringing technology, if possible, or enter into license agreements, which may not be available on terms acceptable to us, if at all.

CHANGES IN SPORTS REGULATIONS AND SPORTS LICENSING REQUIREMENTS COULD INCREASE OUR COSTS AND DECREASE OUR PROFITS. CHANGES IN THESE REGULATIONS OR THE ADOPTION OF NEW REGULATIONS COULD ADVERSELY AFFECT OUR BUSINESS.

Our business is subject to the regulations and requirements of various sports federations and organizational bodies. Any official changes or adoption of unofficial preferences by such sports federations and organizational bodies could adversely affect our business.

COMPETITIVE CONDITIONS COULD MATERIALLY ADVERSELY AFFECT OUR BUSINESSES.

The markets in which we do business are highly competitive with few barriers to entry. In all market segments in which we operate, there are many competitors, some of which are significantly larger, have access to much more important resources or capital than us, or have better reputations among potential customers in the delivery of particular services or products.

WE MAY BE EXPOSED TO LIABILITY CLAIMS FROM INJURIES OR MISHAPS OCCURRING ON SPORTS SURFACES BUILT FROM OUR PRODUCTS. WE HAVE LIABILITY INSURANCE COVERAGE THAT COVERS PRODUCTS SOLD IN EUROPE; HOWEVER, IF A JUDGMENT IS RENDERED AGAINST US IN EUROPE IN EXCESS OF THE AMOUNT OF OUR COVERAGE, WE MAY HAVE TO CEASE OPERATIONS.

If we are sued for any reason, we will have to rely on our liability insurance to pay any judgment rendered against us. Currently, the Company possesses liability coverage for suits in Europe in the amount of 5,000,000 Swiss Francs ($3,936,000 U.S. dollars), per incident and in the aggregate. If a judgment is rendered against us in Europe for any amount of money over our coverage, we may have to cease operations.

WE DO NOT HAVE ANY LIABILITY INSURANCE COVERAGE THAT COVERS PRODUCTS SOLD OUTSIDE OF EUROPE. IF A JUDGMENT IS RENDERED AGAINST US FOR INJURIES OR MISHAPS OUTSIDE OF EUROPE IN CONNECTION WITH SPORTS SURFACES BUILT FROM OUR PRODUCTS, WE MAY HAVE TO CEASE OPERATIONS.

If we are sued for any reason for injuries or mishaps arising from use of our products outside Europe, we will have to pay any verdict for damages out of our own assets. We do not have any liability insurance in place outside of Europe to pay any judgment rendered against us. If a judgment is rendered against us in connection with a liability outside of Europe, we may have to cease operations and liquidate the Company.

FLUCTUATIONS IN THE VALUE OF FOREIGN CURRENCIES COULD RESULT IN INCREASED PRODUCT COSTS AND OPERATING EXPENSES AND ADVERSELY AFFECT OUR BUSINESS.

For the Company's international operations, the local currency is designated as the functional currency.  Accordingly, assets and liabilities are translated into U.S. Dollars at year-end exchange rates, and revenues and expenses are translated at average exchange rates prevailing during the year.  In addition, fluctuations in the value of the Euro, Swiss Francs, Canadian and U.S. dollars and other currencies in which the Company may receive income or incur costs are difficult to predict and can cause the Company to incur currency exchange costs.  Receivables and liabilities in currencies other than the functional currency can also move in either direction from the date of accrual by the Company to the date of actual settlement of receivables or liabilities in a currency other than the functional currency. A disparity between the accrual and settlement amounts due to currency exchange costs could have a material adverse affect on the Company’s business. We cannot predict the effect of exchange rate fluctuations on our future operating results.  In the fiscal year ended December 31, 2004, the Company’s total loss due to the translation of foreign currency in U.S. dollars was $149,897.  In the fiscal year ended December 31, 2005, currency fluctuations resulted in a gain to the Company of $412,300.  We currently do not hedge against currency fluctuations and we do not intend to do so during the foreseeable future.  Future fluctuations in currency exchange rates could materially and adversely affect our business.

OUR COMPANY HAS NEVER PAID CASH DIVIDENDS. THIS FACT MAY ADVERSELY IMPACT OUR STOCK’S PRICE.

Our company has not paid cash dividends on its common stock since inception, and does not intend to pay dividends in the near future. This fact may discourage certain potential investors from purchasing our shares.

BECAUSE A LIMITED NUMBER OF OUR STOCKHOLDERS COLLECTIVELY CONTINUE TO OWN A MAJORITY OF OUR STOCK, THEY MAY ACT, OR PREVENT CERTAIN TYPES OF CORPORATE ACTIONS, TO THE DETRIMENT OF OTHER STOCKHOLDERS.

Our directors, officers and greater than five percent stockholders beneficially own 44% of our outstanding common stock. Accordingly, these stockholders may, if they act together, exercise significant influence over all matters requiring stockholder approval, including the election of directors and the determination of significant corporate actions.

BECAUSE THE MARKET FOR OUR COMMON STOCK IS LIMITED, YOU MAY NOT BE ABLE TO RESELL YOUR SHARES OF COMMON STOCK. YOU SHOULD CONSIDER YOUR INVESTMENT IN THE COMPANY TO BE ILLIQUID FOR THE FORESEEABLE FUTURE.

There is currently only a limited trading market for our common stock. Our common stock is trading on the Over-the-Counter-Bulletin-Board quotation system, under the symbol XLGI. You may not be able to sell or trade your shares of common stock because of thin volume and volatile pricing.

BECAUSE OUR COMMON STOCK IS SUBJECT TO PENNY STOCK RULES, THE LIQUIDITY OF YOUR INVESTMENT MAY BE RESTRICTED.

Our common stock is now and may continue to be in the future subject to the penny stock rules under the Securities Exchange Act of 1934, as amended. These rules regulate broker/dealer practices for transactions in "penny stocks." Penny stocks are generally equity securities with a price of less than $5.00. The penny stock rules require broker/dealers to deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker/dealer must also provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker/dealer and its salesperson and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations and the broker/dealer and salesperson compensation information must be given to the customer orally or in writing prior to completing the transaction and must be given to the customer in writing before or with the customer's confirmation. In addition, the penny stock rules require that prior to a transaction, the broker and/or dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These additional penny stock disclosure requirements are burdensome and may reduce the trading activity in the market for our common stock. As long as the common stock is subject to the penny stock rules, holders of our common stock may find it more difficult to sell their securities.

ALL OF THE COMPANY’S DIRECTORS AND OFFICERS ARE BOTH CITIZENS AND RESIDENTS OF COUNTRIES OTHER THAN THE UNITED STATES.  IN THE EVENT THAT SHAREHOLDERS OF THE COMPANY SEEK LEGAL REMEDIES AGAINST SUCH DIRECTORS AND OFFICERS, THE CITIZENSHIP AND RESIDENCE OF SUCH INDIVIDUALS MAY ADVERSELY IMPACT THE ABILITY OF SHAREHOLDERS TO RECOVER.

The Company has six directors, two of whom are also officers.  None of these six individuals is a citizen or resident of the United States.  Service of process and the collection of a judgment against an individual who is not a resident of the United States may take a greater length of time, and may involve a greater level of complexity and expense than against one who is located in the United States.

XL GENERATION INTERNATIONAL INC. IS A HOLDING COMPANY, WITH NO OPERATIONS OTHER THAN XL GENERATION AG. IN THE EVENT THAT XL GENERATION AG SHOULD FAIL, THE COMPANY WILL NOT BE ABLE TO MITIGATE LOSSES FROM THIS BUSINESS WITH PROFITS FROM OTHER OPERATIONS. THE COMPANY’S RESULTS WILL BE ENTIRELY DEPENDENT ON THOSE OF ITS SUBSIDIARY.

The Company has only one operating subsidiary- XL Generation AG. In the event that this subsidiary’s operations should fail, for any of the reasons enumerated herein or otherwise, the Company has no alternative plans or operations.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements relating to revenue, revenue composition, demand and pricing trends, future expense levels, competition in our industry, trends in average selling prices and gross margins, the transfer of certain manufacturing operations to contract manufacturers, product and infrastructure development, market demand and acceptance, the timing of and demand for products, customer relationships, employee relations, plans and predictions for acquired companies and assets, future acquisition plans, restructuring charges, the incurrence of debt, and the level of expected capital and research and development expenditures. Such forward-looking statements are based on the beliefs of, estimates made by, and information currently available to the Company's management and are subject to certain risks, uncertainties and assumptions. Any other statements contained herein (including without limitation statements to the effect that the Company or management "estimates," "expects," "anticipates," "plans," "believes," "projects," "continues," "may," "could," or "would" or statements concerning "potential" or "opportunity" or variations thereof or comparable terminology or the negative thereof) that are not statements of historical fact, reflect our current views with respect to future events and financial performance, and any other statements of a future or forward looking nature are forward looking statements. The actual results of the Company may vary materially from those expected or anticipated in these forward-looking statements. The realization of such forward-looking statements may be impacted by certain important unanticipated factors, including those discussed in "Risk Factors" and elsewhere in this prospectus.

Because of these and other factors that may affect our operating results, our past performance should not be considered as an indicator of future performance, and investors should not use historical results to anticipate results or trends in future periods. We undertake no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Readers should carefully review the risk factors described in this and other documents that we file from time-to-time with the Securities and Exchange Commission, including subsequent Current Reports on Form 8-K, Quarterly Reports on Form 10-QSB and Annual Reports on Form 10-KSB.

ABOUT THIS PROSPECTUS

We have filed with the Commission a registration statement on Form SB-2, of which this prospectus is a part, under the Securities Act with respect to the offered shares. This prospectus does not contain all of the information set forth in the registration statement, portions of which we have omitted as permitted by the rules and regulations of the Commission. For each contract or other document discussed herein and included as an exhibit hereto, the material terms of such contract or other document have been summarized herein. You should refer to the copy of each contract or document filed as an exhibit to the registration statement for complete information regarding such contract or other document.

WHERE YOU CAN FIND MORE INFORMATION

In addition to this registration statement, we file annual, quarterly and current reports, proxy statements and other information with the U.S. Securities and Exchange Commission. You may read and copy any reports, statements or other information that we file at the SEC's public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information regarding the public reference facilities. The SEC maintains a web site, at http://www.sec.gov, that contains reports, proxy statements and information statements and other information regarding registrants that file electronically with the SEC, including us.

You may also request a copy of our filings at no cost, by writing or telephoning us at:

XL Generation International Inc.
Sumpfstrasse 32
6304 Zug, Switzerland
4141 723 1090
Attn: Alain Lemieux, President

USE OF PROCEEDS

We will not receive any of the proceeds from the sale, pursuant to this prospectus, of the shares of our common stock by the Selling Stockholders.

DETERMINATION OF OFFERING PRICE

The shares of common stock that are being offered for sale by the Selling Stockholders are at prices established on the Over-the-Counter Bulletin Board or in negotiated transactions during the term of this offering. These prices will fluctuate based on the demand for the shares.

DILUTION

As of the date of this Prospectus, we have 34,128,268 shares of our common stock issued and outstanding. Our current strategy for growth contemplates that we may issue additional shares of our common stock that will cause further dilution. In the event that any financing be in the form of securities convertible into, or exchangeable for, equity securities, investors may experience additional dilution upon the conversion or exchange of such securities.

PLAN OF DISTRIBUTION

This offering will start on the date the Securities and Exchange Commission declares this registration statement effective. The Selling Stockholders, their pledgees, donees, transferees or other successors in interest, may from time-to-time sell shares of our common stock directly to purchasers or indirectly to or through underwriters, broker-dealers or agents. The Selling Stockholders may sell all or part of their shares in one or more transactions at fixed prices, varying prices, at prices at or related to the then-current market price or at negotiated prices. The Selling Stockholders will determine the specific offering price of the shares from time-to-time that, at that time, may be higher or lower than the market price of our common stock on the Over-the-Counter Bulletin Board. Usual and customary brokerage fees will be paid by each Selling Stockholder.

Each Selling Stockholder purchased the securities registered hereunder either in the ordinary course of business of the Company or acquired the securities in exchange for their business purchased by the Company. Other than registration rights granted by the Company in connection with the issuance of such securities at the time of purchase of the securities to be resold, no Selling Stockholder had any agreement or understanding, directly or indirectly with any person to distribute the securities. The Selling Stockholders and any underwriters, broker-dealers or agents participating in the distribution of the shares of our common stock may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, and any profit from the sale of such shares by the Selling Stockholders and any compensation received by any underwriter, broker-dealer or agent may be deemed to be underwriting discounts under the Securities Act. The Selling Stockholders may agree to indemnify any underwriter, broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

No Selling Stockholders are broker-dealers or affiliates of broker-dealers.

Certain of our Selling Stockholders are deemed to be underwriters. On August 19, 2005, the Company acquired its sole wholly-owned operating subsidiary, XL Generation AG, pursuant to the terms of a Share Exchange Agreement with XL Generation AG. The sole recipients of the securities issued by the Company in the Share Exchange were DT Crystal Holdings Ltd., the Alain Lemieux Trust and Mr. Albert Beerli, each of whom is deemed to be an underwriter of the securities issued under the Share Exchange Agreement. The securities received under the Share Exchange Agreement may be resold only through registration under the Securities Act, with the selling stockholders being identified as underwriters in this Prospectus and Registration Statement. Resale under Rule 144 for any resale transaction is unavailable to DT Crystal Holdings Ltd., the Alain Lemieux Trust, Mr. Albert Beerli and their respective transferees. Mr. Beerli is not a selling stockholder under this Prospectus and Registration Statement. DT Crystal Holdings Ltd. and the Alain Lemieux Trust are selling stockholders and are each therefore deemed to be underwriters of the shares registered for re-sale in this Prospectus and Registration Statement.

Because Selling Stockholders may be deemed to be "underwriters" within the meaning of the Securities Act, the Selling Stockholders will be subject to the prospectus delivery requirements of the Securities Act. We have informed the Selling Stockholders that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales in the market. With certain exceptions, Regulation M precludes the Selling Stockholders, any affiliated purchasers, and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security.

The method by which the Selling Stockholders, or their pledgees, donees, transferees or other successors in interest, may offer and sell their shares may include, but are not limited to, the following:

•
sales on the Over-the-Counter Bulletin Board or other securities quotation; system or exchange on which the common stock is listed at the time of sale, at prices and terms then prevailing or at prices related to the then-current market price;

•	sales in privately negotiated transactions;

•	sales for their own account pursuant to this prospectus;

•	through the writing of options, whether such options are listed on an options exchange or otherwise through the settlement of short sales;

•	cross or block trades in which broker-dealers will attempt to sell the shares as agent, but may position and resell a portion of the block as a principal in order to facilitate the transaction;

•	purchases by broker-dealers who then resell the shares for their own account;

•	brokerage transactions in which a broker solicits purchasers;

•	any combination of these methods of sale; and

•	any other method permitted pursuant to applicable law.

Any shares of common stock covered by this prospectus that qualify for sale under Rule 144 of the Securities Act may be sold under Rule 144 rather than under this prospectus. The shares of our common stock may be sold in some states only through registered or licensed brokers or dealers. In addition, in some states, the shares of our common stock may not be sold unless they have been registered or qualified for sale or the sale is entitled to an exemption from registration.

The Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of our common stock in the course of hedging the positions they assume with Selling Stockholders. The Selling Stockholders may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of the shares offered hereby, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

To our knowledge, there are currently no plans, arrangements or understandings between any Selling Stockholder and any underwriter, broker-dealer or agent regarding the sale of shares of our common stock by the Selling Stockholders.

The Selling Stockholders will pay all fees, discounts and brokerage commissions in connection with any sales, including any fees to finders. We will pay all expenses of preparing and reproducing this prospectus, including expenses or compliance with state securities laws and filing fees with the SEC.

Under applicable rules and regulations under Regulation M under the Exchange Act, any person engaged in the distribution of the common stock may not simultaneously engage in market making activities, subject to certain exceptions, with respect to the common stock for a specified period set forth in Regulation M prior to the commencement of such distribution and until its completion. In addition and with limiting the foregoing, the Selling Stockholders will be subject to the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of shares of the common stock by Selling Stockholders. The foregoing may affect the marketability of the common stock offered hereby.

There can be no assurance that any Selling Stockholders will sell any or all of the common stock pursuant to this prospectus.

We are required to pay all fees and expenses incident to the registration of the shares.

LEGAL PROCEEDINGS

We are not a party to any material legal proceeding, nor are any of our officers, directors or affiliates a party adverse to us in any legal proceeding.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTORS, AND CONTROL PERSONS

The following table presents information with respect to our officers, directors and significant employees as of April 20, 2006:

Name	Age	Position
Alexander C. Gilmour CVO	74	Chairman of the Board
Alain Lemieux	47	CEO, President and Director
Flemming Munck	42	CFO and Director
Daniel Courteau	49	Secretary and Director
Claude Pellerin	36	Director
Albert Beerli	64	Director
Eric Giguere	45	Chief Operating Officer of XL Generation AG (Subsidiary(1))

Each director serves until our next annual meeting of the stockholders or unless they resign earlier. The Board of Directors elects officers and their terms of office are at the discretion of the Board of Directors.

Each of our directors serves until his or her successor is elected and qualified. Each of our officers is elected by the board of directors to a term of one (1) year and serves until his or her successor is duly elected and qualified, or until he or she is removed from office. The board of directors has a compensation committee consisting of Mr. Gilmour and Mr. Courteau. The board of directors has no nominating committee. At the present time, members of the board of directors are not compensated for their services to the board. The board has an audit committee consisting of Mr. Courteau. The Company does not currently have an audit committee financial expert serving on its audit committee, but intends to appoint one in the future.

(1)  Mr. Giguere is Chief Operating Officer of XL Generation AG, and thus may be deemed to be a significant employee of the Company. He is not an executive officer or director of the Company.

BIOGRAPHICAL INFORMATION REGARDING OFFICERS AND DIRECTORS

Alexander Clement Gilmour, Director and Chairman of the Board.  Mr. Gilmour has served as a director of the Company since August, 2005.  Mr. Gilmour was a corporate finance stockbroker with Joseph Sebag and Carr Sebag from 1957 until 1982.  Since then he has served on the Board of several companies in the United Kingdom and Hungary, including Konzum, from 1996 until 2000, and Pharma Ltd. from 1997 until 1999.  From February 2004 until August 2005, he served as the Chairman of Eye2 IS Ltd and Eye2 WKF Ltd in the United Kingdom.  Mr. Gilmour resigned as a director of Eye2 WKF Ltd in February 2006.  Eye2 IS Ltd ceased public trading in March of 2006, and is currently in liquidation proceedings.  Mr. Gilmour’s other activities have included serving as a Governor of the London School of Economics for over 25 years (he is now an Honorary Fellow), Chairman of the National Playing Fields Association for 13 years, President of the South London Chamber of Commerce, Director of the Tate Gallery Foundation, as well as being associated with the Community Foundation movement and other charities in the United Kingdom.  For his volunteer work he was made a Commander of the Royal Victorian Order (CVO).  He has recently been made a Trustee of the British Garden in Hanover Square, New York.

Alain Lemieux, Director, President and CEO. Mr. Lemieux has served as an officer and director of the Company since August, 2005. Mr. Lemieux is also President and CEO of XL Generation AG, positions he has held since February of 2004. Mr. Lemieux is the inventor of the XL Turf technology used by XL Generation AG. Mr. Lemieux continues to oversee XL Generation AG's research and development. In 1998, Mr. Lemieux founded NuGreen surfaces, a company dedicated to researching and developing the use of molded Expanded Polypropylene for different surfaces which would be used for sports, residential purposes and roofing. From January of 2001 until April of 2002, Mr. Lemieux was the Chief Executive Officer of XL Turf Inc. From April, 2002 until March, 2004, Mr. Lemieux was the President and a director of Symbior Technologies Inc. of Montreal, Canada, which became bankrupt in October of 2004. In 2005, Mr. Lemieux was appointed Ambassador Extraordinary Plenipotentiary & Vice-Secretary General of CISRI-ISP, an Observer Mission to the United Nations.

Flemming Munck, Director, CFO and Treasurer. Mr. Munck has served as an officer and director of the Company since August, 2005. He served as a consultant to XL Generation AG from April, 2005 to August, 2005. Mr. Munck is an accountant who has held an extensive range of financial management postings for prominent global corporations. His most recent positions have included serving as Interim Finance Director for Business Development for Stagecoach Group from May, 2004 to February, 2005, Finance Director for the Sheffield Supertram system from May, 2004 to February, 2005, Corporate Controller for Bookham Technology Inc. from December, 2003 to May, 2004, Divisional Finance Director for Serco Group Plc. from January, 2003 to December, 2003, Project Manager for Catalyst Housing Group from April 2002 to January 2003, and Finance Director for Gate Gourmet from March 2001 to March 2002.

Daniel Courteau, Director and Secretary. Mr. Courteau has served as a director of the Company since August, 2005, and is a member of the Company's audit committee. Mr. Courteau is a tax attorney. Since 2000, Mr. Courteau has also served as a Director and Secretary of Junex, an oil and gas corporation, formed in Quebec and listed on the Toronto Stock Exchange. From April of 2002 until November, 2003, Mr. Courteau was a director of Symbior Technologies Inc., of Montreal, Canada, which became bankrupt in October of 2004.

Claude Pellerin, Director. Mr. Pellerin is a corporate attorney and a partner in the law firm of Hovington Pellerin S.e.n.c. Since 2002, Mr. Pellerin has served as Director, President, Treasurer and Secretary of Capex Investments (Canada) Limited, an investments and financing corporation based in Montreal, Quebec. From 2001-2002, Mr. Pellerin served as a Secretary for Equilar Capital Corporation, an Ontario Corporation listed on the Toronto Stock exchange. Between 2002 and 2004, Mr. Pellerin served as Vice President for legal affairs for Manaris Corporation, a Nevada corporation listed on the OTCBB. Since 2003, Mr. Pellerin has served as Secretary of Gourmet Flash Inc., a Quebec corporation, and from 2004-2005 served as a Director to Canadian Security Agency (2004) Inc. Mr. Pellerin served as the Company's President, Secretary and Treasurer from June 17, 2005 until August 19, 2005, at which time he resigned as an officer but remained a director of the Company.

Albert Beerli, Director. Mr. Beerli has served as a director of the Company since March, 2006. Mr. Beerli is a scientist, having received his Ph.D in chemical engineering in 1969. Since 1988 Mr. Beerli has been the Chief Executive Officer of Zenwex AG in Zug, Switzerland. Zenwex AG provides consulting services on scientific and technical matters.

Eric Giguere, Chief Operating Officer, XL Generation AG. Mr. Giguere has served as Chief Operating Officer of XL Generation AG, the Company’s subsidiary, since November of 2005. From March, 2004 to November, 2005, Mr. Giguere was Vice President for Navigation Systems and Surgical Instruments for Orthosoft in Montreal, Quebec. There he was responsible for the overall performance of the Orthosoft Navigation Systems and Surgical Instruments business unit. From March, 2003 until November, 2003, Mr. Giguere was a consultant specializing in lean manufacturing and operations strategic planning for Northwestel in Whitehorse, Yukon. From May, 2000 until March, 2003, Mr. Giguere was General Manager for Supply Chain and Strategic Planning for Bell Canada in Montreal, Quebec.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of Common Stock as of the date of this Registration Statement by (i) each director of the Company, (ii) each of the Company's officers named in the Summary Compensation Table, (iii) each person who is known by the Company to be the beneficial owner of more than five percent of the Company's outstanding Common Stock, and (iv) all directors and executive officers as a group. Except as otherwise indicated below, each person named has sole voting and investment power with respect to the shares indicated. The percentage of ownership set forth below reflects each holder's ownership interest in the 34,128,268 shares of the Company's common stock outstanding as of April 20, 2006.

Amount and Nature of Beneficial Ownership

Name and Address of Beneficial Owner (1)	Shares	Options/ Warrants	Total	Percent
Alain Lemieux (2)(3)	13,000,000	0	13,000,000	38.1%
Flemming Munck (4)	0	0	0	0%
Alexander C. Gilmour (5)	0	0	0	0%
Daniel Courteau (2)(6)	500,000	0	500,000	1.5%
Claude Pellerin (7)	0	0	0	0%
Albert Beerli (8)	1,500,000	0	1,500,000	4.4%
Capex Investments Limited (9)	2,272,222	0	2,272,222	6.7%
All executive officers and directors as a group (6 persons)	15,000,000	0	15,000,000	44.0%

(1) The mailing address for each of the listed individuals is c/o XL Generation International Inc., Sumpfstrasse 32, 6304 Zug, Switzerland.

(2) 13,500,000 shares of the Company's common stock are held by the Alain Lemieux Trust. Of these shares, 13,000,000 may be deemed to be beneficially owned by Mr. Lemieux and 500,000 may be deemed to be beneficially owned by Mr. Courteau. Mr. Peter Nicole, of Professional Trust Company Limited, has voting and investment control over the securities held by the Alain Lemieux Trust and is therefore deemed to be the beneficial owner of such securities.

(3) CEO, President, Director and owner of 5% or more of the Company's common stock.

(4) CFO and Director.

(5) Chairman of the Board of Directors.

(6) Secretary and Director.

(7) Director.

(8) Director.

(9) Owner of 5% or more of the Company's common stock. Mr. Robert Clarke, President and Sole Director of Capex Investments Limited, has voting and investment control over the securities held by Capex Investments Limited, and is therefore deemed to be the beneficial owner of such securities.

SELLING STOCKHOLDERS

The common stock which is the subject of this registration statement is being registered to permit public secondary trading of the shares, and the Selling Stockholders, or their pledgees, donees, transferees or other successors-in interest, may offer all or any portion of the shares for resale from time to time. See "Plan of Distribution."

The following table sets forth the name of each of the Selling Stockholders, the total number of shares owned prior to the offering, the percentage of shares owned prior to the offering, the number of shares offered, and the percentage of shares owned after the offering, assuming each of the Selling Stockholders sells all of his shares. The percentage of ownership set forth below reflects each holder's ownership interest in the 34,128,268 shares of the Company's common stock outstanding as of April 20, 2006.

Name	Total Numbers of shares owned prior to offering		Percentage of shares owned prior to offering	Number of shares being offered	Number of shares owned after the offering (assuming all of the shares are sold in the offering)	Percentage of shares owned after the offering (assuming all of the shares are sold in the offering)

DT Crystal Holdings Ltd. (1)	500,000		1.5%	500,000	0	0
Capex Investments Limited (2)	2,272,222	(3)	6.7%	2,222,222	50,000	*
Aton Steel Fund Limited (4)	1,111,111		3.3%	1,111,111	0	0
Asset Protection Fund Limited (5)	1,441,111	(6)	4.2%	1,441,111	0	0
Alain Lemieux Trust (7)	13,500,000		39.6%	1,000,000	12,500,000	36.6%
Professional Trading Services SA (8)	1,200,000	(9)	3.5%	1,200,000	0	0
Bank Sal. Oppenheim jr. & Cie. (Switzerland) Limited (10)	900,000	(11)	2.6%	900,000	0	0

* Less than one percent.

(1)
Mr. Alan Edward Cole is the natural person having sole voting and investment control over the securities held by DT Crystal Holdings Ltd. DT Crystal Holdings Ltd. was the controlling shareholder of the Company from June 17, 2005 until August 19, 2005. DT Crystal Holding Ltd. acquired the shares registered hereunder upon the exercise of an option on December 19, 2005. This option had been issued on August 19, 2005 in connection with the cancellation of 4,000,000 shares of the Company’s common stock. The sole participants in the Share Exchange were DT Crystal Holdings Ltd., the Alain Lemieux Trust and Mr. Albert Beerli, each of whom is deemed to be an underwriter of the securities issued in the Share Exchange. The securities received in the Share Exchange may be resold only through registration under the Securities Act, with the selling stockholders being identified as underwriters in this Prospectus and Registration Statement. Resale under Rule 144 for any resale transaction is unavailable to DT Crystal Holdings Ltd., the Alain Lemieux Trust, Mr. Albert Beerli and their respective transferees. Mr. Beerli is not a selling stockholder under this Prospectus and Registration Statement. DT Crystal Holdings Ltd. and the Alain Lemieux Trust are selling stockholders and are each therefore deemed to be underwriters of the shares registered for re-sale in this Prospectus and Registration Statement.

(2)
Capex Investments Limited is affiliated with Capex Investments (Canada) Limited, a Canadian Federal Corporation. Claude Pellerin, one of the Company's directors, is the President and a Director of Capex Investments (Canada) Limited.

(3)
Such amount consists of 2,272,222 shares of the Company's common stock. Capex Investments Limited acquired 1,161,111 shares of common stock and Series A Warrants to purchase an additional 1,111,111 shares of the Company's common stock on November 8, 2005, pursuant to a Common Stock Purchase Agreement with the Company. These Series A Warrants were exercised on March 30, 2006. Mr. Robert Clarke, President and Sole Director of Capex Investments Limited, is the natural person having sole voting and investment control over the securities held by Capex Investments Limited.

(4)
Aton Select Fund Limited does not have a material relationship with the Company or its affiliates. Aton Select Fund Limited acquired this common stock on November 8, 2005, pursuant to a Common Stock Purchase Agreement with the Company, as amended on December 5, 2005. Mr. Werner Keicher is the natural person having sole voting and investment control over the securities held by Aton Select Fund Limited.

(5)	Asset Protection Fund Limited does not have a material relationship with the Company or its affiliates.

(6)
Such amount consists of 1,441,111 shares of the Company's common stock. Asset Protection Fund Limited acquired 1,111,111 shares of common stock and Series A Warrants to purchase an additional 330,000 shares of the Company’s common stock on November 8, 2005, pursuant to a Common Stock Purchase Agreement with the Company, as amended on December 5, 2005. These Series A Warrants were exercised on February 17, 2006. Mr. David Dawes is the natural person having sole voting and investment control over the securities held by Asset Protection Fund Limited.

(7)
13,500,000 shares of the Company's common stock are held by the Alain Lemieux Trust. Of these shares, 13,000,000 may be deemed to be beneficially owned by Mr. Alain Lemieux (who is currently CEO, President, Director and owner of 5% or more of the Company's common stock) and 500,000 may be deemed to be beneficially owned by Mr. Daniel Courteau (who is the Company's Secretary and Director). These 1,000,000 shares of the Company's common stock shall be deemed to be sold out of the 13,000,000 shares beneficially owned by Mr. Lemieux. In the event that these 1,000,000 shares are sold, the Alain Lemieux Trust will own 36.6% of the Company’s issued and outstanding stock, and thus will continue to be the owner of 5% or more of the Company’s common stock. The Alain Lemieux Trust acquired these 13,500,000 shares on August 19, 2005 pursuant to the terms of the Share Exchange Agreement, in exchange for its shares of XL Generation AG. Mr. Peter Nicole, of Professional Trust Company Limited, is the natural person having sole voting and investment control over the securities held by the Alain Lemieux Trust. The sole recipients of the securities issued by the Company under the Share Exchange Agreement were DT Crystal Holdings Ltd., the Alain Lemieux Trust and Mr. Albert Beerli, each of whom is deemed to be an underwriter of the securities issued under the Share Exchange Agreement. The securities received under the Share Exchange Agreement may be resold only through registration under the Securities Act, with the selling stockholders being identified as underwriters in this Prospectus and Registration Statement. Resale under Rule 144 for any resale transaction is unavailable to DT Crystal Holdings Ltd., the Alain Lemieux Trust, Mr. Albert Beerli and their respective transferees. Mr. Beerli is not a selling stockholder under this Prospectus and Registration Statement. DT Crystal Holdings Ltd. and the Alain Lemieux Trust are selling stockholders and are each therefore deemed to be underwriters of the shares registered for re-sale in this Prospectus and Registration Statement.

(8)
Professional Trading Services SA does not have a material relationship with the Company or its affiliates. Professional Trading Services SA is not a broker-dealer’s affiliate. Professional Trading Services SA is not an affiliate of Professional Trading Services Brokerage, LLC.

(9)
Such amount consists of 1,200,000 shares of the Company's common stock. Professional Trading Services SA acquired these 400,000 shares of common stock and Series B Warrants to purchase an additional 800,000 shares of the Company's common stock on November 8, 2005, pursuant to a Common Stock Purchase Agreement with the Company, as amended on December 6, 2005. These Series B Warrants were exercised on January 31, 2006. Dr. Rene Simon is the natural person having sole voting and investment control over the securities held by Professional Trading Services SA.

(10)	Bank Sal. Oppenheim jr. & Cie. (Switzerland) Limited does not have a material relationship with the Company or its affiliates.

(11)
Such amount consists of 900,000 shares of the Company's common stock. Bank Sal. Oppenheim jr. & Cie. (Switzerland) Limited acquired 300,000 shares of common stock and Series B Warrants to purchase an additional 600,000 shares of the Company’s common stock on November 8, 2005, pursuant to a Common Stock Purchase Agreement with the Company, as amended on December 27, 2005. These Series B Warrants were exercised on February 2, 2006. Mr. Christopher S. Nestel and Mr. Urs Fricker are the natural persons having shared voting and investment control over the securities held by Bank Sal. Oppenheim jr. & Cie. (Switzerland) Limited.

The Company will file a prospectus supplement to name successors to any named selling stockholders who are able to use the prospectus to resell the securities.

DESCRIPTION OF SECURITIES

Common Stock

Our authorized capital stock consists of 100,000,000 shares of common stock, $0.001 par value per share. There are no other classes of authorized capital stock of the Company.

The holders of our common stock:

•	have equal ratable rights to dividends from funds legally available if and when declared by our board of directors;
•	do not have cumulative voting rights;
•	are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs; and
•	do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights.

All shares of common stock now outstanding are fully paid for and non-assessable. The full scope of the terms, rights and liabilities holders of our securities possess are set forth in our Company's Articles of Incorporation, Bylaws and the applicable statutes of the state of Nevada.

Cash Dividends

As of the date of this prospectus, we have not paid any cash dividends to stockholders. The declaration of any future cash dividend will be at the discretion of our board of directors and will depend upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Penny Stock

Because the Company's common stock is not traded on a stock exchange or on the Nasdaq National Market or the Nasdaq Small-Cap Market, and the market price of the common stock is less than $5.00 per share, the common stock is classified as a "penny stock". The application of the penny stock rules may affect your ability to resell your shares. This makes it subject to reporting, disclosure and other rules imposed on broker-dealers by the Securities and Exchange Commission requiring brokers and dealers to do the following in connection with transactions in penny stocks:

Prior to the transaction, to approve the person's account for transactions in penny stocks by obtaining information from the person regarding his or her financial situation, investment experience and objectives, to reasonably determine based on that information that transactions in penny stocks are suitable for the person, and that the person has sufficient knowledge and experience in financial matters that the person or his or her independent advisor reasonably may be expected to be capable of evaluating the risks of transactions in penny stocks. In addition, the broker or dealer must deliver to the person a written statement setting forth the basis for the determination and advising in highlighted format that it is unlawful for the broker or dealer to effect a transaction in a penny stock unless the broker or dealer has received, prior to the transaction, a written agreement from the person. Further, the broker or dealer must receive a manually signed and dated written agreement from the person in order to effectuate any transactions is a penny stock.

Prior to the transaction, the broker or dealer must disclose to the customer the inside bid quotation for the penny stock and, if there is no inside bid quotation or inside offer quotation, he or she must disclose the offer price for the security transacted for a customer on a principal basis unless exempt from doing so under the rules.

Prior to the transaction, the broker or dealer must disclose the aggregate amount of compensation received or to be received by the broker or dealer in connection with the transaction, and the aggregate amount of cash compensation received or to be received by any associated person of the broker dealer, other than a person whose function in solely clerical or ministerial.

The broker or dealer who has effected sales of penny stock to a customer, unless exempted by the rules, is required to send to the customer a written statement containing the identity and number of shares or units of each such security and the estimated market value of the security. Imposing these reporting and disclosure requirements on a broker or dealer make it unlawful for the broker or dealer to effect transactions in penny stocks on behalf of customers.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by our Nevada counsel, Michael J. Morrison. Mr. Morrison’s mailing address is 1495 Ridgeview Drive, Suite 220, Reno, Nevada 89509.

EXPERTS

The financial statements of XL Generation International Inc. as of December 31, 2005, and for the year ended December 31, 2005, have been included in this prospectus and in the registration statement in reliance upon the report of Paritz & Company, P.A., independent registered public accountants, appearing elsewhere in this prospectus, and upon the authority of said firm as experts in accounting and auditing. These financial statements include the balance sheet, statement of operations and cash flows for the Company as of December 31, 2005 and for the year then ended. Such statements include, on a proforma basis, the operations of XL Generation AG and XL Generation International Inc. (formerly Cygni Systems Corporation) as if the acquisition of XL Generation AG by XL Generation International Inc. had taken place as of December 31, 2004.

The financial statements of XL Generation AG as of December 31, 2004, and for the year ended December 31, 2004, have been included in this prospectus and in the registration statement in reliance upon the report of Paritz & Company, P.A., independent registered public accountants, appearing elsewhere in this prospectus, and upon the authority of said firm as experts in accounting and auditing. These financial statements include the balance sheet, statement of operations and cash flows for the Company as of December 31, 2004 and for the year then ended. Such statements include, on a proforma basis, the operations of XL Generation AG and XL Generation International Inc. (formerly Cygni Systems Corporation) as if the acquisition of XL Generation AG by XL Generation International Inc. had taken place as of December 31, 2004.

INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel within the meaning of those terms under Item 509 of Regulation S-B will receive a direct or indirect interest in the small business issuer or was a promoter, underwriter, voting trustee, director, officer, or employee, of the Company. Nor does any such expert have any contingent based agreement with the Company or any other interest in or connection to the Company.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

At the present time, each member of the Company's board of directors and each officer of the Company (each such individual, an "Indemnitee") has entered into an indemnification agreement (the "Indemnification Agreement") with the Company, pursuant to which the Company has agreed to indemnify Indemnitee for, and hold Indemnitee harmless from and against, any Losses or Expenses (as such terms are defined in the Indemnification Agreement) at any time incurred by or assessed against Indemnitee arising out of or in connection with the service of Indemnitee as a director, advisory director, Board Committee member, officer, employee or agent of the Company or of an Affiliate, whether the basis of such proceeding is alleged action in an official capacity or in any other capacity while serving as an Officer or Director of the Company or of an Affiliate, to the fullest extent permitted by law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

DESCRIPTION OF BUSINESS

Introduction

XL Generation International Inc. (referred to herein as “we,” “us,” or the “Company”) is the holding company of a Swiss entity, XL Generation AG, which is the manufacturer of an artificial sport surface called “XL Turf.” XL Turf is designed to reduce accidents while reproducing the natural feeling of playing on grass. The Company aspires to become a leading global force in the artificial turf and flooring markets by building on the strength of the XL Generation brand and developing strategic partnerships with key regional turf and flooring providers.

Business Development

The Company was incorporated in the State of Nevada on March 18, 2004, as Cygni Systems Corporation (for dates prior to August 19, 2005, the Company is referred to herein as “Cygni”). Cygni was originally formed with the intent of raising funds and entering into business as a software design company. From the date of its incorporation until June 17, 2005, Cygni was in the development stage of its business of developing online and network security management software and online and network security consulting services.

A change of control occurred at Cygni on June 17, 2005. In connection with this change in control, Cygni's purpose became to seek, investigate and, if such investigation warranted, merge or acquire an interest in business opportunities presented to it by persons or companies who or which desired to seek the perceived advantages of a Securities Exchange Act of 1934 registered corporation. Our discretion in the selection of business opportunities was unrestricted, subject to the availability of such opportunities, economic conditions, and other factors.

On June 29, 2005, Cygni entered into a Letter of Intent (the "Letter of Intent") regarding a share exchange with XL Generation AG. Pursuant to the terms of the Letter of Intent, Cygni agreed to acquire all of the issued and outstanding shares of common stock of XL Generation AG in exchange for the issuance at closing of an aggregate of 15 Million shares of restricted common stock (the "Common Stock") of Cygni (the "Exchange Offer"). The Letter of Intent provided that in the event that substantially all of XL Generation AG's shareholders agreed to participate in the Exchange Offer on that date, such shareholders would thereafter collectively own approximately 60% of the issued and outstanding shares of the Company's Common Stock as of such date, and the Company would hold all or substantially all of the issued and outstanding shares of XL Generation AG's common stock. XL Generation AG is domiciled in Zug, Switzerland.

On August 19, 2005, the Company entered into and closed a Share Exchange Agreement (the "Share Exchange Agreement") with XL Generation AG. Pursuant to the terms of the Share Exchange Agreement, the Company acquired all of the issued and outstanding shares of common stock of XL Generation AG. In connection with the closing of the Exchange Offer, the Company appointed Mr. Alain Lemieux, as President and CEO, Mr. Daniel Courteau, as Secretary, and Mr. Flemming Munck, as Chief Financial Officer. Four new directors joined Mr. Pellerin on the Company’s Board of Directors. These new directors were Mr. Lemieux, Mr. Munck, Mr. Courteau, and Alexander C. Gilmour.

On August 23, 2005, the Company filed a Certificate of Amendment with the States of Nevada, changing its name to "XL Generation International Inc." The Company changed its stock symbol to XLGI. The Company has also changed its fiscal year end from April 30th to December 31st.

Our Business

XL Generation AG, the Company’s sole operating subsidiary, is based in Zug, Switzerland, and designs specific flooring products for sports, recreational and commercial markets. XL Generation AG has developed new artificial turf systems for sports fields. XL Generation AG holds the worldwide commercial and manufacturing rights for the "XL technology." The “XL technology” consists of six patents. XL Generation AG produces product lines under the "XL Generation" trademark, including the "genuine" XLTURF sport systems. XL Generation AG also distributes its products worldwide through a licensed distribution network, designing and manufacturing private labeled products using the "XL technology".

The Company has no employees other than those employed by XL Generation AG. XL Generation AG currently has 23 employees.

At the present time, XL Generation AG's core business is the production, distribution and sales of artificial turf sport surfaces, using Expanded Polypropylen (EPP) as a replacement for the usual infill (sand and/or rubber) used in the installation of artificial sport surfaces (and used by a number of our competitors). These products can be used for European football (soccer), field hockey, baseball, American football, tennis and paintball. At the present time, XL Generation AG produces three soccer products on a commercial scale, one rugby product, one American football product, one tennis product, one baseball product, one paintball product and one landscape product. XL Generation AG anticipates launching playground products in the near future. The XL Turf market is presently based mainly in Europe and North America.

XL Generation AG has a range of all weather and indoor sports surface products which satisfy the criteria of certain sports organizations including the Federation International de Football Association (FIFA) and the Union des associations europeennes de football (UEFA), as well as having been endorsed by a number of professional soccer players. XL Generation AG believes that the XL range of synthetic sports surfaces offer customers a safer, environmentally friendly, weather resistant and more athlete-friendly option than competitors' products. In early 2005, UEFA and FIFA approved the use of products with no infill (such as rubber and sand), and the ISSS (International sport surfaces sciences) supported biomechanics standards as developed by XL Generation AG's head of product development.

XL Generation AG's products are distributed through either independent distributors or direct sales to the end users. XL Generation AG has distribution agreements in place in the United States, Sweden and South Korea. Distributors have non-exclusive rights in their own country of residence and some distributors are also entitled to sell XL Generation AG products in other countries. These distribution agreements typically have three (3) year terms, with automatic renewal in the event that neither party gives notice to the contrary. Our distribution agreement for Sweden is for five (5) years.

We aspire to become a leading global force in the artificial turf and flooring markets by building both the strength of the XL brand and strategic partnerships with key regional turf and flooring providers. Our vision is to develop a variety of products other than for sports, aimed at all types of play space, including for landscape and playgrounds.

Competition of XL Generation AG

Our products for soccer, football and rugby compete with companies and brands including FieldTurf, Tarkett Group, Polytan, Greenfield, Italgreen, Domo, and Desso. Our product for tennis competes with Tiger-Turf. Our playground product competes with Softile, Sportplay, Rubber-Cal, and Silisport.

Suppliers of Raw Material

XL Generation AG is party to a Supply Contract with Febra-Kunststoffe GmbH (“Febra”) and BASF Aktiengesellschaft (“BASF”). Pursuant to this agreement, Febra purchases certain raw materials from BASF, and in turn provides XL Generation AG with molded EPP padding sheets. XL Generation AG has agreed to purchase at least 100 metric tons of padding sheets per year. The term of this agreement will end on December 31, 2006.

Polyform Inc., a Canadian corporation, is our main supplier of molded EPP blocks, but these beads can be molded into EPP block of different sizes by other molders around the world. XL Generation AG has no written agreement with Polyform Inc., and purchases EPP blocks as needed pursuant to purchase orders.

Polyprod Inc., a Canadian corporation, provides the assembly of the final product, using a combination of turf, glue, and EPP. Pursuant to an Exclusive Manufacturing License Agreement entered into as of January 2, 2005, between XL Generation AG and Polyprod Inc., Polyprod Inc. manufactures XL Generation AG’s products on a cost plus basis. This Exclusive Manufacturing License Agreement shall be for a term of ten (10) years. The Company has determined that Polyprod Inc. is a related party due to the control of Polyprod Inc. by XL Generation AG through this contractual relationship.

The fiber used in XL Generation AG's products is produced by Ten Cate Thiolon, one of the main producers of synthetic fiber in the world. XL Generation AG has no written agreement with Ten Cate Thiolon. XL Generation AG uses the services of several "tufters" based in Dalton, Georgia, who add this fiber to the final product.

The Company believes that it has adequate alternative suppliers at the present time. However, there can be no guarantee that the loss of a supplier would not have an adverse impact on the operations of the Company.

Intellectual Property

The current relationship between XL Generation AG and the patents, patents pending and all the intellectual and industrial property rights (collectively, the "Intellectual Property") which XL Generation AG is currently utilizing is as follows:

The Intellectual Property is owned by WKF/5 Ltd, a Maltese corporation controlled (and majority owned) by a related party, the Alain Lemieux Trust. Mr. Alain Lemieux serves as President and CEO of the Company. WKF/5 Ltd owns the worldwide commercial and manufacturing rights for the "XL technology." The “XL technology” consists of six patents. Of these six patents, one is patented in 38 countries, with patents pending in 6 more countries; another is patented in 16 countries, with patents pending in 28 more; two of these patents are pending in seven countries; and two of the six patents are pending in one country each.

XL Generation AG has been granted a worldwide exclusive license (the "License Agreement") to manufacture, assemble, sell, distribute and promote all the products covered by the Intellectual Property. The License Agreement shall continue in full force and effect until it automatically expires upon the later of (a) the termination or expiration date of the latest patent granted; or (b) the expiration date of any extension made by Licensee pursuant to the License Agreement. At the present time, the last patent currently granted will expire on December 7, 2019; however, the granting of new patents would extend this deadline. There is no minimum quota required the License Agreement. The royalty rate has been determined at 5% of gross sales of XL Generation AG. It was agreed by XL Generation AG and WKF/5 Ltd that an initial lump sum royalty fee of $416,047 would be paid by XL Generation AG to WKF/5 Ltd and an annual renewal fee of one Euro will be owed. Pursuant to an agreement entered into by WKF/5 Ltd, the lump sum royalty fee of $416,047 was paid to a Quebec, Canada trust controlled by Alain Lemieux which assumed XL Generation AG’s duty to pay WKF/5 Ltd.

XL Generation AG has granted to Polyprod Inc., an exclusive license only to manufacture and assemble certain products at the request of XL Generation AG.

As part of our confidentiality procedures, we generally enter into nondisclosure agreements with our employees, consultants, distributors and partners and limit the dissemination and access to our technical documentation and other proprietary information.

The Company has registered, or applied to register, the trademarks “XLTurf” (in 18 countries) and “XLGeneration” (in 14 countries).

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The Company's Operations

The following discussion of the financial condition and results of operations of XL Generation International Inc. (referred to herein as the "Company") should be read in conjunction with the financial statements and the related notes thereto included elsewhere in this registration statement. This registration statement contains certain forward-looking statements and the Company's future operating results could differ materially from those discussed herein. Certain statements contained in this Report, including, without limitation, statements containing the words "believes", "anticipates," "expects" and the like, constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). However, as the Company issues “penny stock,” as such term is defined in Rule 3a51-1 promulgated under the Exchange Act, the Company is ineligible to rely on these safe harbor provisions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligation to update any such factors or to announce publicly the results of any revisions of the forward-looking statements contained or incorporated by reference herein to reflect future events or developments.

The Company was incorporated in the State of Nevada on March 18, 2004 as Cygni Systems Corporation. On August 19, 2005, the Company entered into the Share Exchange Agreement with XL Generation AG ("XLG"). Pursuant to the terms of the Share Exchange Agreement, the Company acquired all of the issued and outstanding shares of common stock of XLG in exchange for the issuance at closing of an aggregate of 15 Million shares of restricted Common Stock of the Company. Under the relevant Securities and Exchange Commission rules and regulations applicable to us, our Company was the legal acquirer of Cygni. We have made a determination under these rules and regulations that our acquisition of Cygni was not significant from an accounting analysis and as such we have omitted the financial statements of Cygni from the reporting of our financial results.

In connection with the Share Exchange Agreement, the Company commenced actions to provide for the revision of the Company's capital structure. Pursuant to such actions, DT Crystal Holdings Ltd., the controlling shareholder of the Company prior to entry into the Share Exchange Agreement, as inducement to the shareholders of XLG to enter into the Share Exchange Agreement, agreed to cancel four million shares of the Company’s Common Stock and accept in consideration thereof an option exercisable for 500,000 shares of the Company. In addition, the Company made a stock dividend to shareholders of record of the Company of 9 shares of Common Stock for each share of Common Stock held, provided, however, each of DT Crystal Holdings Ltd. and the Alain Lemieux Trust, a trust formed in the Jersey Islands, and Mr. Albert Beerli waived their respective rights to such stock dividend (the record date for such dividend was set as August 29, 2005). The stock dividend consisted of 9,465,300 shares of the Company’s common stock.

XLG, based in Zug, Switzerland, designs specific flooring products for sports, recreational and commercial markets. XLG has developed new artificial turf systems for sports fields. XLG holds the worldwide commercial and manufacturing rights for the "XL technology." The “XL technology” consists of six patents. XLG produces its owned product lines under the "XL Generation" trademark, including the "genuine" XLTURF sport systems. XLG also distributes its products worldwide through an extensive licensed distribution network, designing and manufacturing private labeled products using the "XL technology."

On August 23, 2005, the Company filed a Certificate of Amendment with the States of Nevada, changing its name to "XL Generation International Inc." The Company also changed its stock symbol to XLGI.

The Company now serves as the holding company for XLG. The Company has adopted XLG's fiscal year end and the following Management's Discussion and Analysis of Financial Condition and Results of Operations describes the financial condition and results of operations for XLG. The Company has no other operations other than XLG and has no employees other those employed by XLG.

XLG was incorporated in 1991, and was inactive until March of 2004, when WKF/5 Ltd granted it the exclusive worldwide right to manufacture, promote and sell XL Turf products. XL Turf is an artificial pitch used primarily in soccer stadiums and indoor recreational facilities.

Results of Operations

Twelve Months Ended December 31, 2005 and 2004

The Company posted a net loss of $5,356,281 for the full year ending December 31, 2005, compared to a net loss of $1,570,607 for the year ending December 31, 2004. Total sales for the twelve months ended December 31, 2005 were $2,892,513, compared to total sales for the year ended December 31, 2004 of $1,349,319. Total costs and expenses for the year ended December 31, 2005 were $8,248,794, compared to total costs and expenses for the nine months ended December 31, 2004 of $2,919,926.

The increases in costs and losses the Company experienced in 2005 were caused in part by costs associated with the reorganization of the Company. New staff positions were created while the responsibilities of other staff positions were altered to improve the Company’s ability to respond to regulatory and market requirements. Additional management positions were created in the sales & marketing and operations areas to work towards the Company’s goals of producing quality products, increasing sales, and lowering prices.

The increase in sales the Company experienced in 2005 was caused mainly by an increase in sales in Switzerland and in the United States (where sales were made through the Company’s distribution network). The Company received 46% of its revenue in Switzerland in 2005, compared to 38% of its revenue in 2004. Certain orders initiated in 2004 did not close until 2005. The Company generally experiences a delay of several months between the hiring of a new sales representative and their completion of new sales. In 2005, the Company expanded its sales force.

For the Company's international operations, the local currency is designated as the functional currency.  Accordingly, assets and liabilities are translated into U.S. Dollars at year-end exchange rates, and revenues and expenses are translated at average exchange rates prevailing during the year.  In addition, fluctuations in the value of the Euro, Swiss Francs, Canadian and U.S. dollars and other currencies in which the Company may receive income or incur costs are difficult to predict and can cause the Company to incur currency exchange costs.  Receivables and liabilities in currencies other than the functional currency can also move in either direction from the date of accrual by the Company to the date of actual settlement of receivables or liabilities in a currency other than the functional currency. A disparity between the accrual and settlement amounts due to currency exchange costs could have a material adverse affect on the Company’s business. We cannot predict the effect of exchange rate fluctuations on our future operating results.  In the fiscal year ended December 31, 2004, the Company’s total loss due to the translation of foreign currency in U.S. dollars was $149,897.  In the fiscal year ended December 31, 2005, currency fluctuations resulted in a gain to the Company of $412,300.  We currently do not hedge against currency fluctuations and we do not intend to do so during the foreseeable future.  Future fluctuations in currency exchange rates could materially and adversely affect our business.

During 2005 the Company decided to write off the balance owed from a related party of approximately $170,000. The management viewed the outstanding balance as uncollectible and for financial prudence made a charge for 100% of the outstanding receivables. During 2004 the Company wrote off the balance owed from this same related party of $539,357.

Liquidity and Capital Resources

At December 31, 2005, the Company had $262,446 in cash, as opposed to $434,194 in cash at December 31, 2004.

At December 31, 2005, the Company had total assets of $1,568,533 compared to total assets of $901,364 at December 31, 2004. The increase in is mainly due to advances to XL Generation Canada Inc, an operational agent based in Montreal, providing financial and accounting services for the bureau Liason in Montreal, Canada.

At December 31, 2005, the Company had total current liabilities of $4,328,978 compared to total current liabilities of $2,917,828 at December 31, 2004. The increase in liabilities is mainly due to (i) increased operational costs; and (ii) warranty costs, in particular for fields in Vancouver, Canada and Wohlen, Switzerland, of $500,000.

Since its formation, XL Generation AG has received advances from Mr. Albert Beerli, a stockholder and (since March of 2006) director, to cover the general overhead and running costs of XL Generation AG's offices in Zug, Switzerland. The total balance of amounts advanced as of December 31, 2005 was equal to $676,873 (compared to $489,220 at December 31, 2004).

Between April of 2005 and September of 2005, Capex Investments Limited (which is affiliated with Capex Investments (Canada) Limited) loaned the Company $1,500,000. On September 12, 2005, Capex Investments Limited entered into a Loan Agreement with the Company, pursuant to which Capex Investments Limited loaned the Company an additional $500,000.

In late December of 2005, the Company received an advance of $300,000 on the exercise of warrants.

In the fourth quarter of 2005, the Company focused considerable resources on further developing its outdoor turf products. In addition the Company also experienced increased costs of sales and marketing, employee travel and operational expenses in connection with entering into new sales agreements. Since that time, the Company has raised funds through private placements to ensure its liquidity.

Our auditors issued a going concern opinion as at December 31, 2005.  This means that there is substantial doubt that we can continue as an ongoing business without additional financing and/or generating profits from our operations.  We have a history of operating losses, limited funds and may continue to incur operating losses. Management's plan for the Company's continued existence includes selling additional stock through private placements and borrowing additional funds to pay overhead expenses while maintaining marketing efforts to raise the Company’s sales volume. The future success of the Company is dependent upon its ability to achieve profitable operations, generate cash from operating activities and obtain additional financing. There is no assurance that the Company will be able to generate sufficient cash from operations, sell additional shares of common stock or borrow additional funds. In addition, the going concern opinion could make it more difficult for us to secure additional financing on terms acceptable to us, if at all, and may materially and adversely affect the terms of any financing that we may obtain. The inability of the Company to obtain additional cash could have a material adverse effect on its financial position, results of operations and its ability to continue in existence.

Off-Balance Sheet Arrangements

The Company is not a party to any off-balance sheet arrangements.

Controls and Procedures

As of the end of the most recent fiscal year, an evaluation was carried out under the supervision and with the participation of the Company’s management, including the Company’s Chief Executive Officer and Chief Financial Officer, of the effectiveness of the Company’s disclosure controls and procedures, as defined in Rule 13a-15(e) promulgated under the Securities and Exchange Act of 1934 (the “Exchange Act”). Based on their evaluation, the Company’s Chief Executive Officer and Chief Financial Officer have concluded that the Company’s disclosure controls and procedures are effective to ensure that information required to be disclosed by the Company in reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in Securities and Exchange Commission rules and forms.

There have been no changes in the Company’s internal controls over financial reporting during the Company’s most recently completed fiscal quarter that have materially affected, or are reasonably likely to materially affect, our internal controls over financial reporting.

DESCRIPTION OF PROPERTY

The Company does not own any real estate. The Company does not plan on investing in real estate in the near future.

At the present time, the Company's operations are being conducted out of three locations. One of the Company's directors, Albert Beerli, has been renting XL Generation AG office space at his offices in Zug, Switzerland. Mr. Beerli currently charges 2,000 Swiss Francs per month (approximately U.S. $1,538) for this space.

XL Generation AG is currently renting office space from Polyprod Inc. in Montreal. Polyprod Inc. is a Canadian corporation. Pursuant to an Exclusive Manufacturing License Agreement entered into as of January 2, 2005, between XL Generation AG and Polyprod Inc., Polyprod Inc. manufactures XL Generation AG’s products. XL Generation AG pays Polyprod $2,500 a month in rent. There is no lease.

XL Generation AG has entered into a lease for office space in New York City. The term of this lease shall run until September 14, 2008, and has a base rent of $8,046.00 per month.

The Company believes that the three current office facilities will be sufficient for the foreseeable future.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Advances from Albert Beerli

Since the date of its formation, XL Generation AG has received advances from Mr. Albert Beerli to cover general overhead and running costs of XL Generation AG's offices in Zug, Switzerland. Mr. Beerli provides XL Generation AG office space at his personal offices, for which he currently charges 2,000 Swiss Francs per month (approximately US $1,538). The total amount charged by Mr. Beerli to XL Generation AG for rent in 2005 was 24,000 Swiss Francs (approximately US $18,454). The total balance of amounts advanced as of December 31, 2005 was equal to US $676,873. The Board of Directors of the Company has ratified and approved of the foregoing transactions. In the course of review for such ratification and approval, Mr. Beerli recused himself from all deliberations and voting. On the basis of its review, the Board of Directors concluded that the terms and conditions of these transactions are fair and reasonable to the Company. The Board of Directors of the Company furthermore concluded that these transactions will ultimately benefit the Company’s shareholders, notwithstanding the related-party aspect of these transactions.

Pascal Beerli

Mr. Pascal Beerli, the son of Albert Beerli, serves on the Board of Directors of the Company’s subsidiary, XL Generation AG. For his services to XL Generation AG, Pascal Beerli received 40,000 Swiss Francs (approximately US $30,757) from XL Generation AG in 2005. The Board of Directors of the Company has ratified and approved of Pascal Beerli’s employment by the Company’s subsidiary. In the course of review for such ratification and approval, Albert Beerli recused himself from all deliberations and voting. On the basis of its review, the Board of Directors concluded that Pascal Beerli’s employment is on terms which are fair and reasonable to the Company. The Board of Directors of the Company furthermore concluded that this employment will ultimately benefit the Company’s shareholders, notwithstanding the related-party aspect of this employment.

Transactions with Polyprod Inc.

Pursuant to an Exclusive Manufacturing License Agreement entered into as of January 2, 2005, between XL Generation AG and Polyprod Inc., a Canadian corporation, Polyprod Inc. manufactures XL Generation AG’s products on a cost plus basis. This Exclusive Manufacturing License Agreement shall be for a term of ten (10) years. In addition, XL Generation AG is currently renting office space from Polyprod Inc. in Montreal. XL Generation AG pays Polyprod $2,500 a month in rent. There is no lease. The Company has determined that Polyprod Inc. is a related party due to the control of Polyprod Inc. by XL Generation AG through the contractual relationship. The Board of Directors of the Company has ratified and approved of the foregoing transactions. On the basis of its review, the Board of Directors concluded that the terms and conditions of these transactions are fair and reasonable to the Company. The Board of Directors of the Company furthermore concluded that these transactions will ultimately benefit the Company’s shareholders, notwithstanding the related-party aspect of these transactions.

Share Exchange Agreement

On June 29, 2005, the Company entered into a Letter of Intent (the "Letter of Intent") regarding a share exchange with XL Generation AG. Pursuant to the terms of the Letter of Intent, the Company agreed to acquire all of the issued and outstanding shares of common stock of XL Generation AG in exchange for the issuance of an aggregate of 15 Million shares of restricted common stock (the "Common Stock") of the Company (the "Exchange Offer"). On August 19, 2005, the Company entered into and closed a Share Exchange Agreement (the "Share Exchange Agreement"), as contemplated by the Letter of Intent. Pursuant to the terms of the Share Exchange Agreement, the Company acquired all of the issued and outstanding shares of common stock of XL Generation AG. The two stockholders of XL Generation AG who entered into the Share Exchange Agreement are (i) the Alain Lemieux Trust and (ii) Albert Beerli. The Alain Lemieux Trust, a trust formed in the Jersey Islands, holds 13,500,000 shares of the Company's common stock. Of the shares owned by the Alain Lemieux Trust, 13,000,000 may be deemed to be beneficially owned by Mr. Alain Lemieux (who is currently the Company's CEO, President and Director) and 500,000 may be deemed to be beneficially owned by Mr. Daniel Courteau (who is currently the Company's Secretary and Director). Mr. Albert Beerli (who is currently a Director of the Company) owns 1,500,000 shares of the Company's common stock. In connection with the Share Exchange Agreement, the Company commenced actions to provide for the revision of the Company's capital structure. Pursuant to such actions, DT Crystal Holdings Ltd., the controlling shareholder of the Company prior to entry into the Share Exchange Agreement, as inducement to the shareholders of XL Generation AG to enter into the Share Exchange Agreement, agreed to cancel four million shares of the Company’s Common Stock and accept in consideration thereof an option exercisable for 500,000 shares of the Company at an exercise price of $1.00 per share. In addition, the Company made a stock dividend to shareholders of record of the Company of 9 shares of Common Stock for each share of Common Stock currently held, provided, however, each of DT Crystal Holdings Ltd. and the Alain Lemieux Trust, a trust formed in the Jersey Islands, and Mr. Albert Beerli waived their respective rights to such stock dividend (the record date for such dividend was set as August 29, 2005). After giving effect to such cancellation, stock dividend and such dividend waivers, the Alain Lemieux Trust and Mr. Albert Beerli jointly controlled approximately 60% of the Company's issued and outstanding stock and DT Crystal Holdings Ltd. held the right to acquire approximately 2% of the Company's issued and outstanding stock. The Board of Directors of the Company has ratified and approved of the foregoing Share Exchange Agreement. In the course of review for such ratification and approval, Messrs. Lemieux, Beerli and Courteau recused themselves from all deliberations and voting. On the basis of its review, the Board of Directors concluded that the terms and conditions of the Share Exchange Agreement and the related agreements are fair and reasonable to the Company. The Board of Directors of the Company furthermore concluded that the Share Exchange Agreement and related agreements will ultimately benefit the Company’s shareholders, notwithstanding the related-party aspect of such agreements.

Transactions with Capex Investments (Canada) Limited

In connection with the completion of the aforementioned Exchange Offer, the Company incurred certain legal expenses, and the Company borrowed a total amount of $10,000 from Capex Investments (Canada) Limited, a Canadian Federal Corporation. Claude Pellerin, who was at that time the Company's sole officer and director (and currently remains a director of the Company) is also the President and a Director of Capex Investments (Canada) Limited.

Between April of 2005 and September of 2005, Capex Investments Limited (which is affiliated with Capex Investments (Canada) Limited) loaned XL Generation AG $1,500,000. On September 12, 2005, Capex Investments Limited entered into a Loan Agreement with XL Generation AG, pursuant to which Capex Investments Limited loaned XL Generation AG an additional $500,000.

On November 8, 2005, the Company entered into a Common Stock Purchase Agreement with Capex Investments Limited and certain other purchasers. Pursuant to the Common Stock Purchase Agreement, Capex Investments Limited agreed to pay one million dollars ($1,000,000) to purchase from the Company (i) 1,111,111 shares of the Company's common stock; and (ii) Series A Warrants entitling Capex Investments Limited to purchase up to an additional 1,111,111 shares of the Company's common stock at an exercise price initially set at $1.25 per share. The Series A Warrants shall expire on November 8, 2007, and contain customary adjustment provisions in the event of changes in the capitalization of the Company. In connection with this Common Stock Purchase Agreement, the Company entered into a Registration Rights Agreement with Capex Investments Limited, pursuant to which the Company agreed to register 2,222,222 shares for Capex Investments Limited, representing the total number of shares of common stock sold to Capex Investments Limited and those shares of common stock to be issued to Capex Investments Limited upon the exercise of the Series A Warrant. The Board of Directors of the Company has ratified and approved of the foregoing transactions. In the course of review for such ratification and approval, Mr. Pellerin recused himself from all deliberations and voting. On the basis of its review, the Board of Directors concluded that the terms and conditions of these transactions are fair and reasonable to the Company. The Board of Directors of the Company furthermore concluded that these transactions will ultimately benefit the Company’s shareholders, notwithstanding the related-party aspect of these transactions.

License Agreement with WKF/5 Ltd

XL Generation AG has been granted a worldwide exclusive license (the "License Agreement") to manufacture, assemble, sell, distribute and promote all the products (the “Products”) covered by all the intellectual property and industrial property rights (collectively, the "Intellectual Property") which XL Generation AG is currently utilizing. The Intellectual Property is owned by WKF/5 Ltd, a Maltese corporation controlled (and majority-owned) by the Alain Lemieux Trust, a Jersey trust. The Alain Lemieux Trust is the owner of 13,500,000 shares of the Company's common stock, constituting approximately 39.6% of all issued and outstanding common stock as of the date of this report. Of such shares owned by the Alain Lemieux Trust, 13,000,000 shares may be deemed to be beneficially owned by Mr. Alain Lemieux, who is currently the Company’s CEO, President and a Director. The balance of 500,000 shares owned by the Alain Lemieux Trust may be deemed to be beneficially owned by Mr. Daniel Courteau, who serves as the Company's Secretary and Director. The License Agreement shall continue in full force and effect until it automatically expires upon the later of (a) the termination or expiration date of the latest patent granted within the scope of the Intellectual Property; or (b) the expiration date of any extension made by the Licensee pursuant to the License Agreement. At the present time, the last patent currently granted will expire on December 7, 2019; however, the granting of new patents would extend this deadline. Pursuant to the License Agreement, XL Generation AG must comply with certain quality control standards in the production of the Products. Such quality control standards shall be set by WKF/5 Ltd and must, pursuant to License Agreement, be reasonable. XL Generation AG may not produce and sell goods which compete with the Products. WKF/5 Ltd is obligated to maintain all intellectual property rights related to the Intellectual Property. The License Agreement required that XL Generation pay WKF/5 Ltd (i) an initial lump sum royalty fee, which was subsequently mutually set at $416,047; (ii) an annual renewal fee of one Euro; and (iii) royalties at rate of 5% of the gross sales of XL Generation AG, with no minimum royalty. WKF/5 Ltd has the right to audit the books and records of XL Generation AG in connection with such royalties. XL Generation AG advanced $416,047 to Fiducie Alain Lemieux, a trust in Quebec as to which Alain Lemieux is the main beneficiary (the “Quebec Trust”), as of December 31, 2004 as mutually agreed between XL Generation AG and the Quebec Trust. Pursuant to a supplement to the License Agreement, dated June 30, 2005, the Quebec Trust agreed to assume the XL Generation AG obligation of payment of $416,047 to WKF/5 Ltd. The Board of Directors of the Company has ratified and approved of the foregoing License Agreement transactions among the Company and Messrs. Lemieux and Courteau as related parties to the Company. In the course of review for such ratification and approval, Messrs. Lemieux and Courteau recused themselves from all deliberations and voting. On the basis of its review, the Board of Directors concluded that the terms and conditions of the License Agreement and the related agreements are fair and reasonable to the Company. The Board of Directors of the Company furthermore concluded that the License Agreement and related agreements will ultimately benefit the Company’s shareholders, notwithstanding the related-party aspect of these agreements.

Services received from Greendale Consulting Limited

In April of 2005, XL Generation AG entered into a verbal agreement, pursuant to which Greendale Consulting Limited, an entity formed in the United Kingdom, would provide financial and commercial consulting and support services to the Company. Greendale Consulting Limited is controlled by Flemming Munck, who is a director of the Company, as well as the Company's CFO and Treasurer. Since May of 2005, XL Generation AG has been paying 6,600 GBP (approximately $11,638) per month to Greendale Consulting Limited. The total amount received in fees in 2005 by Greendale Consulting Limited was equal to 52,800 GBP (approximately $93,104). Greendale Consulting Limited also received the reimbursement of certain expenses equaling approximately $53,196. The Board of Directors of the Company has ratified and approved of the foregoing transactions. In the course of review for such ratification and approval, Mr. Munck recused himself from all deliberations and voting. On the basis of its review, the Board of Directors concluded that the terms and conditions of these transactions are fair and reasonable to the Company. The Board of Directors of the Company furthermore concluded that these transactions will ultimately benefit the Company’s shareholders, notwithstanding the related-party aspect of these transactions.

Law Firm of Degrandpre, Chait

In the fiscal year ended December 31, 2005, the law firm of Degrandpre, Chait (Montreal) received CAD $110,000 (approximately US $94,050) from XL Generation AG for legal services rendered. Most of these legal services involved the intellectual property utilized by XL Generation AG. Mr. Daniel Courteau, one of the Company’s directors, is a partner of the law firm of Degrandpre, Chait, although the majority of the legal services were provided to XL Generation AG by other attorneys at the law firm. The Board of Directors of the Company has ratified and approved of the foregoing transactions. In the course of review for such ratification and approval, Mr. Courteau recused himself from all deliberations and voting. On the basis of its review, the Board of Directors concluded that the terms and conditions of these transactions are fair and reasonable to the Company. The Board of Directors of the Company furthermore concluded that these transactions will ultimately benefit the Company’s shareholders, notwithstanding the related-party aspect of these transactions.

In the fiscal year ended December 31, 2005, the law firm of Degrandpre, Chait (Montreal) also received CAD $2,948.48 (approximately US $2,606.67) from Polyprod Inc, a related party of the Company, for legal services rendered. The Board of Directors of the Company has waived any conflict inherent in the foregoing relationship.

XL Generation Canada Inc. Management Agreement

In February of 2004, XL Generation AG entered into a Management Agreement (the “Management Agreement”) with XL Generation Canada Inc. (“XL Canada”), a Canadian company which was, at such date, a wholly-owned subsidiary of XL Generation AG. The Management Agreement provided that XL Canada would act as XL Generation AG’s representative in Canada. The Management Agreement provided that XL Canada would (i) register with Canadian tax authorities; (ii) employ the staff required by XL Generation AG in Canada; (iii) pay the salary of XL Generation AG’s Canadian staff; (iv) reimburse employees of XL Generation AG, upon the approval of XL Generation AG; (v) pay certain consulting fees on behalf of XL Generation AG; (vi) pay certain fees to Polyprod Inc.; (vii) maintain a separate bank account; (viii) represent XL Generation AG in transactions with Polyprod Inc.; and (ix) serve as the vendor for any sales of XL Generation AG products in Canada. The Management Agreement further provides that in the event of a change of control, XL Canada would continue to act on behalf of XL Generation AG in Canadian, but any profits would be paid to XL Generation AG. In the event of a change of control, XL Generation AG would have the right to appoint another party to act as its agent in Canada. The Management Agreement provided that in the event of a change of control, in consideration for the services to be rendered by XL Canada to XL Generation AG, a fee would be negotiated by the parties which shall represent the fair market value of services rendered. The Management Agreement has no set termination date, but may be terminated at any time by a written notice sent to the other party at least two (2) months prior to the termination date. In September of 2004, a change of control occurred, whereby the ownership of XL Canada was transferred to Mr. Albert Beerli for a nominal sum. Mr. Beerli was at that time a stockholder and director of XL Generation AG, and is currently a stockholder and director of the Company. XL Canada has never charged a fee to XL Generation AG for services rendered. Mr. Beerli, acting both on his own behalf and on behalf of XL Generation AG, has executed a memorandum (the “Memorandum”) with XL Generation AG and XL Generation International Inc., memorializing certain oral agreements previously reached between the Company, XL Generation AG and XL Canada. Pursuant to the Memorandum, Mr. Beerli is not entitled to receive any compensation or equity benefit from XL Canada or for his ownership of XL Canada. Any profits from the sales of products of XL Generation AG in Canada shall pass-through XL Canada to XL Generation AG. All advances made to XL Canada shall be allocated solely for the benefit of XL Generation AG. The Board of Directors of the Company has ratified and approved of the Management Agreement and its related agreements. In the course of review for such ratification and approval, Mr. Beerli recused himself from all deliberations and voting. On the basis of its review, the Board of Directors concluded that the terms and conditions of the Management Agreement and its related agreements are fair and reasonable to the Company. The Board of Directors of the Company furthermore concluded that Management Agreement and its related agreements will ultimately benefit the Company’s shareholders, notwithstanding the related-party aspect of these agreements.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

(a) Market Information.

The Company's common equity is traded on the over-the-counter bulletin board under the symbol XLGI.

The following table sets forth for the periods indicated the high and low close prices for the Common Shares in U.S. Dollars. These quotations reflect only inter dealer prices, without retail mark up, mark down or commissions and may not represent actual transactions.

Quarter Ended	High	Low
December 31, 2005	$4.18	$2.07
September 30, 2005	$2.55	$2.04

The trading data available for the quarter ended June 30, 2005 indicates that shares of the Company's stock were traded for $.10 a share and $.12 a share on June 12, 2005. To the Company’s knowledge, there was no active trading market in the Company’s stock and no earlier trading data is reasonably available.

(b) Holders.

As of April 20, 2006, the Company had approximately 11 shareholders of record.

(c) Dividends.

The Company has never declared or paid cash dividends. There are currently no restrictions which limit the ability of the Company to pay dividends in the future.

(d) Securities authorized for issuance under equity compensation plans.

The Company has never paid equity compensation to any officer, director, or employee. During the fiscal year ended December 31, 2005, the Company did not have an authorized equity compensation plan. On March 30, 2006, the Company adopted its 2006 Equity Incentive Plan.

(e) Stock Recapitalization.

In connection with the August 19, 2005 Share Exchange Agreement, the Company commenced actions to provide for the revision of the Company's capital structure. Pursuant to such actions, DT Crystal Holdings Ltd., the controlling shareholder of the Company prior to entry into the Share Exchange Agreement, as inducement to the shareholders of XL Generation AG to enter into the Share Exchange Agreement, agreed to cancel four million shares of the Company’s Common Stock and accept in consideration thereof an option exercisable for 500,000 shares of the Company. In addition, the Company made a stock dividend to shareholders of record of the Company of 9 shares of Common Stock for each share of Common Stock currently held, provided, however, each of DT Crystal Holdings Ltd. and the Alain Lemieux Trust, a trust formed in the Jersey Islands, and Mr. Albert Beerli waived their respective rights to such stock dividend (the record date for such dividend was set as August 29, 2005). After giving effect to this cancellation of shares, payment of a stock dividend and stock dividend waivers, the Alain Lemieux Trust, a trust formed in the Jersey Islands, and Mr. Albert Beerli jointly controlled approximately 60% of the Company's issued and outstanding stock and DT Crystal Holdings Ltd. held the right to acquire approximately 2% of the Company's issued and outstanding stock upon exercise of an option at an exercise price of $1.00 per share.

(f) Underwriters

Under the August 19, 2005 Share Exchange Agreement, the sole recipients of securities issued by the Company in the Share Exchange were DT Crystal Holdings Ltd., the Alain Lemieux Trust and Mr. Albert Beerli, each of whom is deemed to be an underwriter of the securities issued under the Share Exchange Agreement. The securities received under the Share Exchange Agreement may be resold only through registration under the Securities Act, with the selling stockholders being identified as underwriters in this Prospectus and Registration Statement. Resale under Rule 144 for any resale transaction is unavailable to DT Crystal Holdings Ltd., the Alain Lemieux Trust, Mr. Albert Beerli and their respective transferees. Mr. Beerli is not a selling stockholder under this Prospectus and Registration Statement. DT Crystal Holdings Ltd. and the Alain Lemieux Trust are selling stockholders and are each therefore deemed to be underwriters of the shares registered for re-sale in this Prospectus and Registration Statement.

EXECUTIVE COMPENSATION

The following table sets forth compensation for each of the past three fiscal years with respect to each person who served as Chief Executive Officer of the Company and each of the four most highly-compensated executive officers of the Company who earned a total annual salary and bonuses that exceeded $100,000 in any of the three preceding fiscal years.

Summary Compensation Table

Annual Compensation (1)
(a)	(b)	(c)	(d)	(e)	(f)
		Salary	Bonus	Other Annual Compensation	All Other Compensation
Name and Principal Position	Year (2)	($)	($)	($)	($)
Alain Lemieux (3)(4) Director, President and CEO	2005	60,000(5)	0	0	0
Claude Pellerin (6) Director, President and CEO	2005	0	0	0	0
Kim Friesen (7) Director, President and CEO	2005 2004	0 0	0 0	0 0	0 0

(1)	No officers earned over $100,000 in any of the three preceding years. No long term compensation was paid to any officers.
(2)
Prior to the acquisition of XL Generation AG, the Company's fiscal year ended April 30th. XL Generation AG, the Company's wholly-owned subsidiary, has a fiscal year ending December 31st. In connection with the acquisition of XL Generation AG, the Company has adopted the fiscal year end of XL Generation AG.

(3)	The Company has not paid compensation to the officers and directors listed herein during the periods covered by this table.
(4)	Mr. Lemieux has been President and CEO of the Company since August 19, 2005. He has been President and CEO of XL Generation AG since February, 2004.
(5)	Mr. Lemieux was paid $60,000 in the year ended December 31, 2005 by XL Generation AG.
(6)	Mr. Pellerin was the Company's President, CEO and a Director from June 17, 2005 until August 19, 2005. He remains a Director of the Company.
(7)	Ms. Friesen was the Company's President, CEO and a Director from the date of its inception, on March 18, 2004, until her resignation on June 17, 2005.

No Option/SAR Grants have been made by the Company to officers, directors or employees in the last fiscal year.

Compensation of Directors

The Company's directors are not compensated for their services as directors.

Employment Contracts

During the fiscal year ended December 31, 2005, the Company did not have employment agreements with Kim Freisen or Claude Pellerin.

On March 30, 2006, XL Generation AG, the sole operating subsidiary of XL Generation International Inc. (the “Company”), entered into employment agreements with three individuals who are officers and directors of the Company. Set forth below is a description of the terms and conditions of these agreements.

On March 30, 2006, XL Generation AG entered into an employment agreement with Alain Lemieux. Mr. Lemieux is the President and Chief Executive Officer of the Company. Mr. Lemieux is also a director of the Company, and 13,000,000 of the Company’s outstanding shares (which are held by the Alain Lemieux Trust) may be deemed to be beneficially owned by Mr. Lemieux (this represents 38.1% of the Company’s currently outstanding common stock). Although this agreement was executed and delivered as of March 30, 2006, the parties have agreed that its terms will be effective retroactive to October 1, 2005. This agreement has no set termination date; however, this agreement may be terminated at any time by either of the parties, subject to certain termination provisions documented below. Pursuant to this agreement, Mr. Lemieux is entitled to receive $240,000 USD annually, indexed according to the rate of the Consumer Price Index. Mr. Lemieux is also entitled to a housing allocation of 3,500 Swiss Francs (approximately $2,695.35) per month and an automobile allowance of 7,500 Swiss Francs (approximately $5,775.75) per year. In the event that certain sales targets are met, Mr. Lemieux will be entitled to an increase in salary based on a formula set forth in the agreement. Mr. Lemieux may terminate this agreement at any time, with a minimum of six (6) months notice. Mr. Lemieux may be terminated without cause, with three (3) months notice. In the event of Mr. Lemieux’s termination without cause, he shall be entitled under this agreement to severance pay for three years equal to his average salary over the past five years. Furthermore, in the event of his dismissal without cause, Mr. Lemieux shall also be entitled, for every year until his 60th birthday, to receive options permitting him to purchase 100,000 shares of the Company’s common stock, for a purchase price equal to 25% of the average closing price of the Company’s common stock as calculated by reference to the thirty trading days prior to the date of anniversary of his dismissal.

On March 30, 2006, XL Generation AG entered into an employment agreement with Daniel Courteau, the Company’s Vice President, legal affairs. Mr. Courteau is also a director of the Company. This agreement will commence as of January 1, 2007. This agreement has no set termination date; however, this agreement may be terminated at any time by either of the parties, subject to certain termination provisions documented below. Pursuant to this agreement, Mr. Courteau is entitled to receive $175,000 USD annually. Mr. Courteau is also entitled to a housing allocation of 3,500 Swiss Francs (approximately $2,695.35) per month and an automobile allowance of 7,500 Swiss Francs (approximately $5,775.75) per year. In the event that certain sales targets are met, Mr. Courteau will be entitled to an increase in salary based on a formula set forth in the agreement. Mr. Courteau may terminate this agreement at any time, with a minimum of six (6) months notice. Mr. Courteau may be terminated without cause, with three (3) months notice. In the event of Mr. Courteau’s termination without cause, he shall be entitled under this agreement to severance pay for three years equal to his average salary over the past five years. Furthermore, in the event of his dismissal without cause, Mr. Courteau shall also be entitled, for every year until his 60th birthday, to receive options permitting him to purchase 75,000 shares of the Company’s common stock, for a purchase price equal to 25% of the average closing price of the Company’s common stock as calculated by reference to the thirty trading days prior to the date of anniversary of his dismissal.

On March 30, 2006, XL Generation AG entered into an employment agreement with Flemming Munck, the Company’s Chief Financial Officer. Mr. Munck is also a director of the Company. Although this agreement was executed and delivered as of March 30, 2006, the parties have agreed that its terms will be effective retroactive to October 1, 2005. This agreement has no set termination date; however, this agreement may be terminated at any time by either of the parties, subject to certain termination provisions documented below. Pursuant to this agreement, Mr. Munck is entitled to receive $150,000 USD annually. Mr. Munck is also entitled to a housing allocation of 3,500 Swiss Francs (approximately $2,695.35) per month and an automobile allowance of 7,500 Swiss Francs (approximately $5,775.75) per year. In the event that certain sales targets are met, Mr. Munck will be entitled to an increase in salary based on a formula set forth in the agreement. Mr. Munck may terminate this agreement at any time, with a minimum of six (6) months notice. Mr. Munck may be terminated without cause, with three (3) months notice. In the event of Mr. Munck’s termination without cause, he shall be entitled under this agreement to severance pay for three years equal to his average salary over the past five years. Furthermore, in the event of his dismissal without cause, Mr. Munck shall also be entitled, for every year until his 60th birthday, to receive options permitting him to purchase 50,000 shares of the Company’s common stock, for a purchase price equal to 25% of the average closing price of the Company’s common stock as calculated by reference to the thirty trading days prior to the date of anniversary of his dismissal.

XL Generation AG entered into an employment agreement dated October 20, 2005 with Eric Giguere, the Chief Operating Officer of XL Generation AG. This agreement terminates in April of 2007. Pursuant to this agreement, Mr. Giguere is entitled to receive 150,000 CAD annually (approximately $128,310) until April 30, 2006, and then 165,000 CAD annually (approximately $141,141) until April 30, 2007. Mr. Giguere is also entitled to the use of an automobile at XL Generation AG’s expense, has received a signing bonus of 7,500 CAD (approximately $6,416), and will be entitled to receive an additional bonus of the same amount in November of 2006 if he is still an employee of XL Generation AG at that time. In the event that certain sales targets are met, Mr. Giguere will be entitled to a bonus of 50,000 CAD (approximately $42,770). Upon the establishment of a stock option plan by the Company, Mr. Giguere will be entitled to receive an option grant for 50,000 shares during each year of his employment.

INDEX TO FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm Paritz & Company, P.A. re XL Generation International Inc., as of December 31, 2005	Page 41
XL Generation International Inc. Financial Statements (Audited) as at December 31, 2005	Page 42
Report of Independent Registered Public Accounting Firm Paritz & Company, P.A. re XL Generation AG, as of December 31, 2004	Page 52
XL Generation AG Financial Statements (Audited) as at December 31, 2004	Page 53

Paritz & Company, P.A.	15 Warren Street, Suite 25 Hackensack, New Jersey 07601 (201)342-7753 Fax: (201) 342-7598 E-Mail: paritz @paritz.com
Certified Public Accountants

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
XL Generation International Inc.

We have audited the accompanying balance sheet as of December 31, 2005 and the related statements of operations, changes in stockholders’ deficiency and cash flows for the year ended December 31, 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements of XL Generation International Inc., formerly known as Cygni Systems Corporation, as of April 30, 2005 were audited by other auditors whose report dated June 13, 2005 expressed an unqualified opinion on those statements.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the 2005 financial statement referred to above presents fairly, in all material respects, the financial position of XL Generation International Inc. as of December 31, 2005 and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company has suffered recurring net losses and as of December 31, 2005 its current liabilities exceeded its current assets by $2,806,574 and its total liabilities exceed its total assets by $2,760,446. These factors raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Paritz & Company, P.A.

Hackensack, New Jersey

XL GENERATION INTERNATIONAL INC.
(formerly CYGNI SYSTEMS CORPORATION)
BALANCE SHEET
(Audited)

	December 31,	December 31,
	2005	2004

ASSETS

CURRENT ASSETS:
Cash	$262,446	$434,194
Inventory	54,971	0
Note receivable - related party	1,047,643	0
Due from shareholder	0	416,047
Prepaid expenses and sundry current assets	157,344	49,355

TOTAL CURRENT ASSETS	1,522,404	899,596

PROPERTY AND EQUIPMENT, AT COST,
LESS ACCUMULATED DEPRECIATION	46,128	1,768

TOTAL ASSETS	$1,568,532	$901,364

LIABILITIES AND STOCKHOLDERS’ DEFICIENCY

CURRENT LIABILITIES:
Note payable stockholders	$976,873	$489,220
Note payable- supplier	2,332,037	2,352,333
Accrued expenses and sundry current liabilities	1,020,068	76,276

TOTAL CURRENT LIABILITIES	4,328,978	2,917,829

STOCKHOLDERS' DEFICIENCY
Common stock	92,923	88,390
Additional paid in capital	4,195,467
Accumulated Deficit	(7,311,239)	(1,954,958)
Other comprehensive income/(loss)	262,403	(149,897)
TOTAL STOCKHOLDERS' DEFICIENCY	(2,760,446)	(2,016,465)

T TOTAL LIABILITIES AND STOCKHOLDERS DEFICIENCY	$1,568,532	$901,364

XL GENERATION INTERNATIONAL INC.
(formerly CYGNI SYSTEMS CORPORATION)
STATEMENTS OF STOCKHOLDERS DEFICIENCY
Year ended December 2005 and 2004
(audited)

Stockholders Deficiency

Stockholders Deficiency	Common stock	Additional paid in Capital	Accumulated Deficit	Other Comprehensive Income (Loss)	Total

Balance January 1,2004	0	0	0	0	0
Proceeds from the issuance of common stock	88,390	—	—	—	88,390
Net loss	—	—	(1,954,958)	—	(1,954,958)
Other comprehensive Loss	—	—	—	(149,897)	(149,897)
Balance January 1,2005	88,390	—	(1,954,958)	(149,897)	(2,016,465)
Proceeds from the issuance of Common stock	4,533	4,195,467	—	—	4,200,000
Net Loss	—	—	(5,356,281)	—	(5,356,281)
Other comprehensive Income	—	—		412,300	412,300
Balance December 31,2005	92,923	4,195,467	(7,311,239)	262,403	(2,760,445)

XL GENERATION INTERNATIONAL INC.
(formerly CYGNI SYSTEMS CORPORATION)
STATEMENTS OF OPERATIONS
Year ended December 2005 and 2004
(audited)
(audited)
	Year ended
	December 31	December 31
	2005	2004

SALES	2,892,513	1,349,319

COSTS AND EXPENSES:
Cost of sales	2,067,412	1,676,785
Selling, general and administrative	5,989,302	1,042,776
Interest	158,774	50,468
Foreign exchange loss	33,306	149,897

TOTAL COSTS AND EXPENSES	8,248,794	2,919,926

NET LOSS	(5,356,281)	(1,570,607)

Earnings Per Share	$0.56	$31.41

Average weighted Number of Shares	9,533,903	50,000

XL GENERATION INTERNATIONAL INC.
(formerly CYGNI SYSTEMS CORPORATION)
STATEMENTS OF CASH FLOWS
Year ended December 31, 2005 and 2004
(audited)

	December 31	December 31
	2005	2004

Net loss	$(5,356,281)	$(1,565,497)

Adjustment to reconcile net income to net cash provided
by operating activities

Depreciation and amortization	2,004	1,136

Reclassification of stockholders
loan to royalty fee expense	470,695

Changes in operating assets and liabilities:
Inventory	(72,340)

Prepaid expenses and sundry current assets	(73,378)	(49,355)
Accrued expenses and sundry current liabilities	1,304,735	76,275

Net cash used by operating activities	(3,724,565)	(1,537,441)

Investing activities
Acquisitions of property and equipment	(58,703)	(2,903)

Net cash used in investing activities	(58,703)	(2,903)

Financing activities

Advances to related party	293,573	(539,357)
Advances to stockholders	(377,832)	(416,047)
Proceeds from issuance of common stock	4,200,000	88,390
Note receivable - Related party	(1,378,658)
Proceeds of loans payable shareholder	337,262	489,220
Proceeds (repayments) of loans from suppliers	541,189	2,352,333
Net cash provide by financing activities	3,615,534	1,974,538

Effect of exchange rate on cash	4,014

Increase (decrease) in cash	(171,748)	434,194

Cash- beginning of period	434,194	0

Cash- end of period	$262,446	$434,194

XL GENERATION INTERNATIONAL INC.
(formerly CYGNI SYSTEMS CORPORATION)
NOTES TO FINANCIAL STATEMENTS

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
NATURE OF BUSINESS

XL Generation International Inc. (the "Company") was incorporated in Nevada on March 18, 2004 as Cygni Systems Corporation and changed its name to XL Generation International Inc. on August 23, 2005. On August 19, 2005, the Company entered into a Share Exchange Agreement (“SEA”) with XL Generation AG ("XLG") pursuant to which the Company acquired all of the issued and outstanding shares of common stock of XLG in exchange for the issuance of 15 Million shares of restricted common stock (the "Common Stock").

In connection with the SEA, the Company commenced actions to provide for the revision of the Company's capital structure. Pursuant to such actions, DT Crystal Holdings Ltd., the controlling shareholder of the Company prior to entry into the Share Exchange Agreement, as inducement to the shareholders of XLG to enter into the Share Exchange Agreement, agreed to cancel four million shares of the Company’s Common Stock and accept in consideration thereof an option exercisable for 500,000 shares of the Company. In addition, the Company made a stock dividend to shareholders of record of the Company of 9 shares of Common Stock for each share of Common Stock held, provided, however, each of DT Crystal Holdings Ltd. and the Alain Lemieux Trust, a trust formed in the Jersey Islands, and Mr. Albert Beerli waived their respective rights to such stock dividend (the record date for such dividend was set as August 29, 2005).

The Company now serves as the holding company for XLG. The Company has no other operations other than XLG.

XLG was incorporated in 1991, and was inactive until March of 2004, when it was granted the exclusive worldwide right to manufacture, promote and sell XL Turf products. XL Turf is an artificial pitch used primarily in soccer stadiums and indoor recreational facilities. XLG has its operational headquarters in Zug, Switzerland. XLG is a provider of artificial turf to international soccer clubs, educational institutions and other leisure providers across North America, Europe and Asia. XLG has developed new artificial turf systems for sports fields. XLG holds the worldwide commercial and manufacturing rights for the "XL technology." The “XL technology” consists of six patents. Of these six patents, one is patented in 38 countries, with patents pending in 6 more countries; another is patented in 16 countries, with patents pending in 28 more; two of these patents are pending in seven countries; and two of the six patents are pending in one country each. XLG produces its owned product lines under the "XL Generation" trademark, including the "genuine" XLTURF sport systems. XLG also distributes its products worldwide through an extensive licensed distribution network, designing and manufacturing private labeled products using the "XL technology."

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of the Company and its subsidiary XLG after the elimination of inter-company accounts and transactions up to the transaction date. As required by the SEC in Reverse Takeover transactions, the operating entity, in this case XLG, is deemed to be the acquirer whose results are reported in these financial statements. Any additional stock issued after August 19, 2005 will be recorded as additional share capital, as if it was XLG issuing the stock. Any inter company assets, liabilities and internal transactions are eliminated, including any profit based on inter company trading.

CASH AND CASH EQUIVALENTS

The Company considers all highly liquid debt instruments with original maturities not exceeding three months to be cash equivalents.

INVENTORIES

Inventories, consisting of finished rolls of artificial turf products, are valued at the lower of cost determined on the first-in, first-out method or market.

PROPERTY & OFFICE EQUIPMENT

Equipment is stated at cost. Depreciation is computed using the straight-line method over 3 to 10 years.

	December 31	December 31
	2005	2004

Computer equipment--3 yrs.	$2,904	$2,904
Furniture & fixtures--5 yrs	46,364	—
	$49,268	$2,904
Less: accumulated depreciation	$(3,140)	$(1,136)

Balance December 31, 2005	$46,128	$1,768

REVENUE RECOGNITION

The Company recognizes revenue when it is realized or realizable and earned. The Company considers revenue realized or realizable and earned when persuasive evidence of an arrangement exists, the product has been shipped or the services have been provided to the customer, the sales price is fixed or determinable and collectibles is reasonably assured. The Company reduces revenue for estimated customer returns, and sales rebates when such amounts can be estimated. When such amounts cannot be estimated, the Company defers revenue until the product is sold to the end customer. As part of its product sales price, the Company provides support, which is generally utilized by the customer shortly after the sale.

INCOME TAXES

The asset and liability approach is used to account for income taxes by recognizing deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. The Company records a valuation allowance to reduce the deferred tax assets to the amount that is more likely than not to be realized.

LOSS PER COMMON SHARE

The basic net loss per common share is computed by dividing the net loss by the weighted average number of common shares outstanding.

Diluted net loss per common share is computed by dividing the net loss, adjusted on an "as if converted" basis, by the weighted average number of common shares outstanding plus potential dilutive securities.

WARRANTY PROVISIONS

The Company provides a reserve based upon management view and experience of potential replacement cost. The management will continue to monitor the stability of its products and will adjust the provision accordingly.

During 2005 the management undertook a major review of the warranty policies and reserves required as a consequence of significant warranty request from customers in North America and Europe. In second half of the year we found that our product during warm weather and direct sun did not did not withstand the expansion of the product’s sub-base. As a result the Company developed a “roll system” to counter the problem and improved the malleability of the product. During second half of 2005 we commence a replacement process by replacing problematic outdoor products with the new roll system. As at December 31, 2005 we were due to replace two products in Switzerland and Vancouver, Canada. The reserve required to replace these products were estimated at approximate $500,000.

USE OF ESTIMATES

In preparing financial statements, management makes estimates and assumptions that affect the reported amounts of assets and liabilities in the balance sheet and revenue and expenses in the income statement. Actual results could differ from those estimates.

Foreign Currency

For the Company's international operations, the local currency is designated as the functional currency. Accordingly, assets and liabilities are translated into U.S. Dollars at year-end exchange rates, and revenues and expenses are translated at average exchange rates prevailing during the year. Currency translation adjustments from local functional currency countries resulting from fluctuations in exchange rates are recorded in other comprehensive income.

RECENT ACCOUNTING PRONOUNCEMENTS

The Company does not expect the adoption of recently issued accounting pronouncements to have a significant impact on its results of operations, financial position or cash flow. For further information regarding recent accounting pronouncements, please see Note 12.

NOTE 2--GOING CONCERN

The Company's consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and settlement of liabilities and commitments in the normal course of business. During the years ended December 31, 2005 and 2004, the Company incurred losses of $5,356,281 and $1,570,607, respectively. The Company had negative working capital of $3,745,098 and $1,537,441 at December 31, 2005 and 2004, respectively and a stockholders deficiency of $ 2,760,445 and $2,016,465 at December 31, 2005 and 2004. These factors, among others, raise substantial doubt about the Company's ability to continue as a going concern.

Management's plans for the Company's continued existence include selling additional stock and borrowing additional funds to pay overhead expenses while current marketing efforts continue to raise its sales volume.

The Company's future success is dependent upon its ability to achieve profitable operations, generate cash from operating activities and obtain additional financing. There is no assurance that the Company will be able to generate sufficient cash from operations, sell additional shares of common stock or borrow additional funds.

The Company's inability to obtain additional cash could have a material adverse effect on its financial position, results of operations and its ability to continue in existence. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 3 -NOTE RECEIVABLE - Related party

The Company advanced $1,047,643 to XLG Canada Inc as advances for services. The note bear interest at a rate based upon a percentage of sales pursuant to a related sales agreement and is due on demand. The agreement became effective in December 2005 and no accrual was required as of this date.

NOTE 4--ACCRUED EXPENSES AND SUNDRY CURRENT LIABILITIES

Accrued expenses consisted of the following at December 31, 2005:

	December 31, 2005:	December 31, 2004:

Accrued interest	$100,000	23,999
Accrued operating expenses	420,068	52,276
Warranty	$500,000	—
	$1,020,068	$76,275
NOTE 5--NOTE PAYABLE - SUPPLIER

During 2004, the Company borrowed $2,352,333 note from the former parent company of its French distributor. The note bear interest at a rate based upon a percentage of sales pursuant to a related sales agreement. The interest charged under this agreement was $67,000 and $12,000 for the years ended December 31, 2005 and 2004 respectively.

NOTE 6--PAYABLE - SHARE HOLDERS

The note payable incurred interest at 4.5% per annum and is payable on demand.

On the 30 December of 2005 the Company received loans from shareholder, CAPEX Investment Limited of $300,000. This loan was an advance against the Warrants components of the Private Placements which was executed on November 17, 2005. These warrants executed in first quarter of 2006 (see note 11).The loan carries an interest of 10% and will be converted to shares during 1sr quarter of 2006.

NOTE 7 -CAPITAL STOCK

The company is authorized to issue 100,000,000 shares of common stock (par value $0.001) of which 30,050,333 were issued and outstanding at of December 31, 2005. During the fourth quarter, the Company issued a total of 4,533,333 new shares in connection with various private placements.

NOTE 8 -INCOME TAXES

No provision for income taxes has been made due to the utilization of net operating loss carryforwards. The Company has deductible net operating losses of $7,300,000 at December 31, 2005. These tax losses expire as follows: in 2023 $1,900,000 will expire and in 2024 $5,400,000 will expire.

Components of deferred tax assets and liabilities at December 31, 2005 are as follows:

December 31, 2005: December 31, 2004:

	December 31, 2005:	December 31, 2004:

Net operating loss carried forward	$2,768,000	$626,200
Valuation allowance	(2,768,000)	(626,200)
Net deferred tax asset	$0	$0

The Company has recorded a full valuation allowance against its deferred tax asset since it believes it is more likely than not that such deferred tax asset will not be realized.

NOTE 9 -COMMITMENTS AND CONTINGENCIES

The Company is committed under an operating lease for its New York office that requires for minimum annual rental of approx $96,000 per year and expire August 2008. Rental expense for the year ended December 31, 2005 approximated $24,000.

NOTE 10 -RELATED PARTY TRANSACTIONS

Mr. Beerli undertook to advance payments during the year to cover general overheads and running cost of the of Zug office. The balance as of December 31, 2005 was $676,873 ($489,220 for 2004).

An amount of CAD 150,000 (2004: CAD 476,000) was advanced to Feduciare Alain Lemieux Trust, Canada for the period January to September 2005. The President and CEO, H.E. Ambassador Alain Lemieux, of the Company is the trust’s main beneficiary. There was no outstanding amount as of December 31, 2005 ($0 for 2004).

XLG was charged during 2005 $146,300 ($0 for 2004) for fees and expenses for the period May to December 2005 by Greendale Consult Ltd. The CFO and Director of the Company, Mr. Flemming Munck, is a significant shareholder in Greendale Consult Ltd. The outstanding amount owed to Greendale Consult Ltd as of December 31, 2005 was $0 ($0 for 2004).

The Company signed an agreement with Mr. Daniel Courteau for the transfer of his rights in the bankruptcy of Symbior Technology Ltd for an amount of Canadian Dollars (CAD) 60,000. The outstanding amount as at December 31, 2005 was $50,000.

During 2005 the Company decided to write off the balance owed from a related party of approximately $170,000. The management viewed the outstanding balance as uncollectible and for financial prudence made a charge for 100% of the outstanding receivables.

NOTE 11 -SUBSEQUENT EVENTS

On February 14, 2006, the Company issued 1,400,000 shares of common stock previously underlying Series B Warrants. On February 26, 2006, the Company issued 330,000 shares of common stock previously underlying Series A Warrants. On March 30, 2006, the Company issued 1,111,111 shares of common stock previously underlying Series A Warrants. All warrants had at purchase price of $1.25 making the proceeds $3,551,388.75. The Company has undertaken to register for resale all of the foregoing shares.

Note 12 - RECENTLY ISSUED ACCOUNTING STANDARDS

In December 2003, the Financial Accounting Standards Board issued FASB Interpretation Number 46-R ("FIN 46-R") "Consolidation of Variable Interest Entities." FIN 46-R, which modifies certain provisions and effective dates of FIN 46, sets forth criteria to be used in determining whether an investment in a variable interest entity should be consolidated. These provisions are based on the general premise that if a company controls another entity through interests other than voting interests, that company should consolidate the controlled entity. The Company believes that currently, it does not have any material arrangements that meet the definition of a variable interest entity, which would require consolidation.

In November 2004, the FASB issued SFAS No. 151, "Inventory Costs - An Amendment of ARB No. 43, Chapter 4" (SFAS No. 151). SFAS No. 151 requires all companies to recognize a current-period charge for abnormal amounts of idle facility expense, freight, handling costs and wasted materials. This statement also requires that the allocation of fixed production overhead to the costs of conversion be based on the normal capacity of the production facilities. SFAS No. 151 will be effective for fiscal years beginning after June 15, 2005. The Company does not expect the adoption of this statement to have a material effect on its consolidated financial statements.

In December 2004, the FASB issued SFAS No.123(R), "Share-Based Payment" (SFAS No. 123(R). This statement replaces SFAS No. 123 and supersedes APB 25. SFAS 123 (R) requires all stock-based compensation to be recognized as an expense in the financial statements and that such compensation be measured according to the grant-date fair value of stock options. SFAS 123 (R) will be effective for annual periods beginning after June 15, 2005. The Company currently does not provide for any stock-based compensation and it will evaluate the impact this statement will have on its consolidated financial statements if such compensation were to take place in the future.

In December 2004, the FASB issued SFAS No. 153, "Exchanges on Nonmonetary Assets An Amendment of APB Opinion No. 29, Accounting for Nonmonetary Transactions" (SFAS 153) SFAS eliminates the exception from fair value measurement for nonmonetary exchanges of similar productive assets in paragraph 21(b) of APB Opinion No. 29, "Accounting for Nonmonetary Transactions," and replaces it with an exception for exchanges that do not have commercial substance. SFAS 153 specifies that a nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS 153 is effective for fiscal periods beginning after June 15, 2005. The Company does not expect the adoption of this statement to have a material effect on its consolidated financial statements.

In May 2005, the FASB issued SFAS No. 154, "ACCOUNTING FOR CHANGES AND ERROR CORRECTIONS, A REPLACEMENT OF APB OPINION NO. 20 AND FASB STATEMENT NO. 3" SFAS 154 applies to all voluntary changes in accounting principle and requires retrospective application to prior periods' financial statements of changes in accounting principle. This statement also requires that a change in depreciation, amortization, or depletion method for long-lived, nonfinancial assets be accounted for as a change in accounting estimate effected by a change in accounting principle. SFAS 154 carries forward without change the guidance contained in Opinion No. 20 for reporting the correction of an error in previously issued financial statements and a change in accounting estimate. This statement is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The Company does not expect the adoption of this standard to have a material impact on its financial condition, results of operations, or liquidity.

XL GENERATION AG
FINANCIAL STATEMENTS
WITH
REPORT OF INDEPENDENT REGISTERED ACCOUNTING FIRM
YEAR ENDED DECEMBER 31, 2004
----------------------------

REPORT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

Board of Directors
XL Generation AG

We have audited the accompanying balance sheet of XL Generation AG as of and the related statements of operations, stockholders' deficiency and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of XL Generation AG as of December 31, 2004, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that XL Generation AG will continue as a going concern. As shown in the consolidated financial statements, XL Generation AG incurred net losses of $2,104,854 in fiscal 2004 and has a working capital deficiency of $2,018,232 and a stockholders' deficiency of $2,016,464 as of December 31, 2004. These conditions raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Paritz & Company, P.A.
Hackensack, New Jersey
October 18, 2005

XL GENERATION AG

BALANCE SHEET

DECEMBER 31, 2004

ASSETS

CURRENT ASSETS:

Cash	$434,194

Due from stockholder	416,047

Prepaid expenses and sundry current assets	49,355

TOTAL CURRENT ASSETS	899,596

OFFICE EQUIPMENT, NET OF ACCUMULATED

DEPRECIATION OF $1,136	1,768

TOTAL ASSETS	$901,364

LIABILITIES AND STOCKHOLDERS' DEFICIENCY

CURRENT LIABILITIES:

Note payable - stockholder	$489,220

- supplier (see Note 8)	2,352,333

Accrued expenses	76,275

TOTAL CURRENT LIABILITIES	2,917,828

STOCKHOLDERS' DEFICIENCY	(2,016,464)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIENCY	$901,364

See notes to financial statements

XL GENERATION AG

STATEMENT OF OPERATIONS

YEAR ENDED DECEMBER 31, 2004

REVENUE:
Product sales	$1,348,919
COSTS AND EXPENSES:
Cost of sales	1,676,785
Selling, general and administrative	913,952
Research and development	123,315
Write-off of advances to related party	539,357
Interest, net	50,468
Foreign exchange loss	11,870
TOTAL COSTS AND EXPENSES	3,315,747

NET LOSS	$(1,966,828)

Basic and diluted loss per share	$(39.34)

Weighted average shares outstanding	$50,000

See notes to financial statements

XL GENERATION AG

STATEMENT OF STOCKHOLDERS' DEFICIENCY

YEAR ENDED DECEMBER 31, 2004

	---Common Stock---
	Shares Amount		Accumulated Deficit	Accumulated Other Comprehensive Loss	Total	Total Comprehensive Loss
BALANCE - JANUARY 2004	--	$--	$--	$--	$--	$--
Sales of common stock	50,000	88,390	--	--	88,390	--
Net loss	--	(1,966,828)	--	(1,966,828)	--	(1,966,828)
Other comprehensive loss:
Financial statement translation	--	--	---	(138,026)	(138,026)	(138,026)
BALANCE - DECEMBER 31, 2004	50,000	$88,390	$(1,966,828)	$(138,026)	$(2,016,464)	$(2,104,854)

See notes to financial statements

XL GENERATION AG

STATEMENT OF CASH FLOWS

YEAR ENDED DECEMBER 31, 2004

OPERATING ACTIVITIES:
Net loss	$(1,966,828)
Adjustments to reconcile net loss to net
cash used in operating activities:
Depreciation and amortization	1,136
Changes in operating assets and liabilities:
Prepaid expenses	(49,355)
Accrued expenses	76,275
NET CASH USED IN OPERATING ACTIVITIES	(1,938,772)

INVESTING ACTIVITIES:
Acquisition of office equipment	(2,903)

NET CASH USED IN INVESTING ACTIVITIES	(2,903)

FINANCING ACTIVITIES:
Proceeds from sale of common stock	88,390
Proceeds from stockholder loans	489,220
Proceeds from loans from related party	2,352,333
Advances to stockholder	(416,047)

NET CASH PROVIDED BY FINANCING ACTIVITIES	2,513,896

EFFECT OF EXCHANGE RATE ON CASH	(138,027)

INCREASE IN CASH AND CASH - END OF YEAR	$434,194

See notes to financial statements

XL GENERATION AG
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2004

1	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BUSINESS DESCRIPTION

XL Generation AG (the "Company") or ("XLG") was incorporated in 1991, and was inactive until March 2004 when it was granted the exclusive worldwide right to manufacture, promote and sell XL Turf products. XL Turf is an artificial pitch used primarily in soccer stadiums and indoor recreational facilities.

CASH AND CASH EQUIVALENTS

The Company considers all highly liquid debt instruments with original maturities not exceeding three months to be cash equivalents.

OFFICE EQUIPMENT

Office equipment is stated at cost. Depreciation is computed using the straight-line method over the three-year estimated life of the equipment.

REPAIRS AND MAINTENANCE

Maintenance and repairs and minor renewals are expensed as incurred.

RESEARCH AND DEVELOPMENT

Research and development costs are expensed as incurred.

REVENUE RECOGNITION

The Company recognizes revenue when it is realized or realizable and earned. The Company considers revenue realized or realizable and earned when persuasive evidence of an arrangement exists, the product has been shipped or the services have been provided to the customer, the sales price is fixed or determinable and collectibility is reasonably assured. The Company reduces revenue for estimated customer returns, rotations and sales rebates when such amounts are estimable. When not estimable, the Company defers revenue until the product is sold to the end customer. As part of its product sales price, the Company provides support, which is generally utilized by the customer shortly after the sale.

INCOME TAXES

The asset and liability approach is used to account for income taxes by recognizing deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. The Company records a valuation allowance to reduce the deferred tax assets to the amount that is more likely than not to be realized.

LOSS PER COMMON SHARE

The basic net loss per common share is computed by dividing the net loss by the weighted average number of common shares outstanding.

1	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

USE OF ESTIMATES

In preparing financial statements, management makes estimates and assumptions that affect the reported amounts of assets and liabilities in the balance sheet and revenue and expenses in the statement of operations. Actual results could differ from those estimates.

FOREIGN CURRENCY

For the Company's international operations, the local currency is designated as the functional currency. Accordingly, assets and liabilities are translated into U.S. Dollars at year-end exchange rates and revenues and expenses are translated at average exchange rates prevailing during the year. Currency translation adjustments from local functional currency countries resulting from fluctuations in exchange rates are recorded in other comprehensive income.

DEFERRED INCOME TAXES

The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109 (SFAS 109) which requires that deferred tax assets and liabilities be recognized for future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases. In addition, SFAS 109 requires recognition of future tax benefits, such as carryforwards, to the extent that realization of such benefits is more likely than not and that a valuation allowance be provided when it is more likely than not that some portion of the deferred tax asset will not be realized.

2	GOING CONCERN

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and settlement of liabilities and commitments in the normal course of business for the foreseeable future. Since inception in March 2004, the Company has accumulated losses aggregating $2,104,854, has a negative working capital of $2,018,232 and a stockholders' deficiency of $2,016,464 as of December 31, 2004, all of which raise substantial doubt about the Company's ability to continue as a going concern.

Management's plan for the Company's continued existence including selling additional stock or borrowing additional funds to pay overhead expenses while current marketing efforts continue to raise its sales volume.

The Company's future success is dependent upon its ability to achieve profitable operations, generate cash from operating activities and obtain additional financing. There is no assurance that the Company will be able to generate sufficient cash from operations, sell additional shares of common stock or borrow additional funds.

The Company's inability to obtain additional cash could have a material adverse effect on its financial position, results of operations and its ability to continue in existence. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

3	ACCRUED EXPENSES

As of December 31, 2004, accrued expenses consist of the following:

Accrued interest	$23,999
Accrued operating expenses	52,276
$76,275

4	NOTES PAYABLE

During 2004 the Company received a total of $2,352,333 for an unsecured demand note payable from SOREVE, a former parent company of its French distributor. The note balance at December 31, 2004 is $2,352,333. The note bears interest at a rate based upon a percentage of sales pursuant to a related sales agreement.

In March 2004 the Company received $173,100 for an unsecured demand note payable from Mr. Albert Beerli, a 10% stockholder and a current board member. During the year, Mr. Beerli continued to support the Company with additional funds through payments of overheads in the Head Office. The total note balance at December 31, 2004 was $489,220.

5	CAPITAL STOCK

The total number of shares of capital stock which the Company has the authority to issue is 100,000 shares. 50,000 are fully paid-up.

6	INCOME TAXES

Income taxes are not due, since the Company has incurred a loss since inception. The Company has deductible net operating losses of approximately $2,100,000 at December 31, 2004. These expire twenty years after incurred. Components of deferred tax assets and liabilities are as follows:

Deferred tax asset	$792,000

Valuation allowance	(792,000)
Net deferred tax asset	$--

The Company has recorded a full valuation allowance against its deferred tax asset since, in its opinion, it is more likely than not that such deferred tax asset will not be recognized.

7	RELATED PARTY TRANSACTIONS

In March 2004 the Company received an advance of $135,236 (CHD 153,000) by Mr. Albert Beerli, a 10% stockholder of the Company. In addition, Mr. Beerli advanced further payments during the year to cover general overheads and running costs of the Zug office. The balance as of December 31, 2004 was $489,220 (CHF 553,478.97).

8	SUBSEQUENT EVENTS

In January 2005 the Company entered into an exclusive license agreement with WKF.5 Limited, a Malta incorporated entity. That grants the Company the exclusive right to manufacture and sell XL products and products using XL Pad technology. The Company will pay WKF.5 Limited a fee equal to 5% of the Company's gross sales of these products. As compensation, the Company will pay a one-time fee of approximately $416,000 (CAD 470,695.14) to enter into this agreement. The cost will be expensed during the first quarter of 2005.

In June 2005 the Company entered into an agreement with Terevi/Soreve to convert the loan granted to the Company during 2004 into preference shares of the Company. The preference shares will be convertible to XL Generation International Inc. Common stock once traded on the OTCBB exchange.

In June 2005 the Company signed with Cygni Systems Inc. ("Cygni") whereby Cygni would acquire all shares in the Company for new issued common shares in Cygni. Cygni would also change its name to XL Generation International Inc. On August 19, 2005 the transaction was executed, whereby Cygni acquired 100% of the shares in the Company in exchange for the issuance of 15,000,000 new common shares of Cygni.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
ON ACCOUNTING AND FINANCIAL DISCLOSURE

On November 2, 2005, the Company dismissed its independent auditor, Malone & Bailey, PC.

During the Company's two most recent fiscal years, the opinion of Malone & Bailey, PC on the Company's financial statements did not contain an adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles, except as follows. Each of the independent auditor's reports of Malone & Bailey, PC dated June 13, 2005 (for the year ended April 30, 2005) and May 20, 2004 (for the year ended April 30, 2004) contain "going concern" qualifications. These qualifications stated that the Company's assets did not provide adequate working capital for the Company, and thus raised substantial doubt about the Company's ability to continue as a going concern.

There were no disagreements with Malone & Bailey, PC, whether or not resolved, on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to Malone & Bailey, PC's satisfaction, would have caused it to make reference to the subject matter of the disagreement(s) in connection with this report.

Effective as of November 2, 2005, the Company has retained Paritz & Company, P.A., as its independent auditor.

The decision to change auditors was approved by the Company's Board of Directors.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF DIRECTORS AND OFFICERS

As permitted by Section 78.7502 of the Nevada Revised Statutes, Article VIII of the Bylaws of the Company indemnifies any officer, director or control person of the Company from liability, thereby making the Company responsible for any expenses or damages incurred by such officer, director or control person in any action brought against them based on their conduct in such capacity, provided they did not engage in fraud or criminal activity.

In addition, at the present time, each member of the Company's board of directors and each officer of the Company (each such individual, an "Indemnitee") has entered into an indemnification agreement (the "Indemnification Agreement") with the Company, pursuant to which the Company has agreed to indemnify Indemnitee for, and hold Indemnitee harmless from and against, any Losses or Expenses (as such terms are defined in the Indemnification Agreement) at any time incurred by or assessed against Indemnitee arising out of or in connection with the service of Indemnitee as a director, advisory director, Board Committee member, officer, employee or agent of the Company or of an Affiliate, whether the basis of such proceeding is alleged action in an official capacity or in any other capacity while serving as an Officer or Director of the Company or of an Affiliate, to the fullest extent permitted by law.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The estimated expenses of the offering (assuming all shares are sold), all of which are to be paid by the registrant, are as follows:

SEC Registration Fee	$3,584
Printing Expenses	$1,500
Accounting/administrative Fees and Expenses	$7,500
Blue Sky Fees/Expenses	$4,500
Legal Fees/ Expenses	$7,500
Transfer Agent Fees	$500
Miscellaneous Expenses	$2,500
TOTAL	$27,584

RECENT SALES OF UNREGISTERED SECURITIES

August 19, 2005 issuance of Common Stock

On August 19, 2005, the Company entered into and closed the Share Exchange Agreement with XL Generation AG. Pursuant to the terms of the Share Exchange Agreement, the Company acquired all of the issued and outstanding shares of common stock of XL Generation AG in exchange for the issuance to XL Generation AG's shareholders of 15,000,000 shares of restricted common stock (the "Common Stock") of the Company (the "Exchange Offer"). Upon the issuance of the Common Stock, shares of the Company’s common stock had most recently traded on the over-the-counter bulletin board for $.12 per share. No cash compensation was received for the Common Stock; the consideration received in respect of such issuance consisted of all of the issued and outstanding common stock of XL Generation AG.

The Exchange Offer was made to the shareholders of the common stock of XL Generation AG pursuant to the exemption from registration provided by Regulation S promulgated under the U.S. Securities Act of 1933, as amended. All of XL Generation AG shareholders who have exchanged their shares are non-U.S. persons. These shares of common stock of XL Generation AG were acquired from the Alain Lemieux Trust, a trust formed in the Jersey Islands, and from Mr. Albert Beerli, a resident of Switzerland.

August 19, 2005 issuance of an Option (Option exercised December 19, 2005)

On August 19, 2005, in connection with the Share Exchange Agreement, DT Crystal Holdings Ltd., the controlling shareholder of the Company prior to the closing of the Share Exchange Agreement, as inducement to the shareholders of XL Generation AG to enter into the Share Exchange Agreement, agreed to cancel four million shares of the Company’s Common Stock and accept in consideration thereof an option exercisable for 500,000 shares of the Company at an exercise price of $1 per share (the “Option”). The Company entered into the aforementioned transaction in reliance upon the exemption from securities registration afforded by Section 4(2) of the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, including Regulation S promulgated thereunder. DT Crystal Holdings Ltd. exercised the Option on December 19, 2005, paying $500,000 to the Company for 500,000 shares of the Company’s common stock.

August 29, 2005 Stock Dividend

The Company made a stock dividend to shareholders of record as August 29, 2005. The stock dividend was made in the amount of 9 shares of Common Stock for each one share of Common Stock held of record. The shares of Company Common Stock issued pursuant to the dividend consisted of 9,465,300 shares which were not registered in reliance on the policy position of the SEC set forth in Securities Act Release No. 929 (July 29, 1936) which provides that dividends of an issuer’s own stock are not considered to involve a sale.

November 8, 2005 issuance of Common Stock and Series A Warrants (Warrants exercised February 17, 2006 and March 30, 2006)

On November 8, 2005, the Company entered into a Common Stock Purchase Agreement with each of Capex Investments Limited, Aton Select Fund Limited and Asset Protection Fund Limited (each a "Purchaser," and collectively, the "Purchasers"). Pursuant to the Common Stock Purchase Agreements, each Purchaser agreed to pay one million dollars ($1,000,000) to purchase from the Company (i) 1,111,111 shares of the Company's common stock; and (ii) Series A Warrants entitling each Purchaser to purchase up to an additional 1,111,111 shares of the Company's common stock at an exercise price initially set at $1.25 per share. The Series A Warrants were to expire on November 8, 2007, and contained customary adjustment provisions in the event of changes in the capitalization of the Company. In connection with these Common Stock Purchase Agreements, the Company entered into a Registration Rights Agreement with each of the Purchasers, pursuant to which the Company agreed to register a total of 2,222,222 shares for each Purchaser, representing the total number of shares of common stock sold to such Purchaser and those shares of common stock to be issued to the Purchaser upon the exercise of the Series A Warrant.

The offering price for the aggregate of 3,333,333 shares of the Company's common stock and Series A Warrants to purchase up to an additional 3,333,333 shares of the Company' common stock was a total of $3,000,000 (consisting of $1,000,000 from each of the Purchasers). No underwriting commissions were paid or discounts granted to underwriters.

The Company entered into the aforementioned transaction in reliance upon the exemption from securities registration afforded by Section 4(2) of the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, including Rule 506 of Regulation D and Regulation S promulgated thereunder. Each of the Purchasers have represented in their respective Common Stock Purchase Agreements that they are an "accredited investor" (as defined in Rule 501 of Regulation D) and that they are not a "U.S. Person" (as such term is defined in Regulation S).

On December 5, 2005, the Company and two of the three Purchasers agreed to an amendment of the terms of the aforementioned transaction. Aton Select Fund Limited agreed to the cancellation of the Series A Warrant it was granted pursuant to the Common Stock Purchase Agreement executed on November 8, 2005, and relinquished its right to purchase up to an additional 1,111,111 shares of the Company's common stock at $1.25 per share. Asset Protection Fund Limited agreed to reduce the number of shares of the Company's common stock it is entitled to purchase pursuant to the Series A Warrants from 1,111,111 to 330,000 shares.

On February 17, 2006, Asset Protection Fund Limited exercised its Series A Warrants, paying the Company $412,500 to acquire 330,000 shares of the Company’s common stock.

On March 30, 2006, Capex Investments Limited exercised its Series A Warrants, paying the Company $1,388,888.75 to acquire 1,111,111 shares of the Company’s common stock.

December 6, 2005 issuance of Common Stock and Series B Warrants (Warrants exercised January 31, 2006)

On December 6, 2005, the Company entered into a Common Stock Purchase Agreement with Professional Trading Services SA. Pursuant to the Common Stock Purchase Agreements, Professional Trading Services SA agreed to pay four hundred thousand dollars ($400,000) to purchase from the Company (i) 400,000 shares of the Company's common stock; and (ii) Series B Warrants entitling Professional Trading Services SA to purchase up to an additional 800,000 shares of the Company's common stock at an exercise price initially set at $1.25 per share. The Series B Warrants were to expire on June 6, 2006, and contained customary adjustment provisions in the event of changes in the capitalization of the Company. In connection with this Common Stock Purchase Agreement, the Company entered into a Registration Rights Agreement with Professional Trading Services SA, pursuant to which the Company agreed to register 1,200,000 shares for Professional Trading Services SA, representing the total number of shares of common stock sold to such Professional Trading Services SA and those shares of common stock to be issued to Professional Trading Services SA upon the exercise of the Series B Warrant.

The offering price for the 400,000 shares of the Company's common stock and Series B Warrants to purchase up to an additional 800,000 shares of the Company' common stock was a total of $400,000. No underwriting commissions were paid or discounts granted to underwriters.

The Company entered into the aforementioned transaction in accordance with and in reliance upon the exemption from securities registration afforded by Section 4(2) of the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, including Regulation D and Regulation S promulgated thereunder. Professional Trading Services SA represented in the Common Stock Purchase Agreements that it is an "accredited investor" (as defined in Rule 501 of Regulation D) and that it is not a "U.S. Person" (as such term is defined in Regulation S).

On January 31, 2006, Professional Trading Services SA exercised its Series A Warrants, paying the Company $1,000,000 to acquire 800,000 shares of the Company’s common stock.

December 27, 2005 issuance of Common Stock and Series B Warrants (Warrants exercised February 2, 2006)

On December 27, 2005, the Company entered into an Amended and Restated Common Stock Purchase Agreement with Bank Sal. Oppenheim jr. & Cie. (Switzerland) Limited. Pursuant to this Common Stock Purchase Agreement, Bank Sal. Oppenheim jr. & Cie. (Switzerland) Limited agreed to pay three hundred thousand dollars ($300,000) to purchase from the Company (i) 300,000 shares of the Company's common stock; and (ii) Series B Warrants entitling Bank Sal. Oppenheim jr. & Cie. (Switzerland) Limited to purchase up to an additional 600,000 shares of the Company's common stock at an exercise price initially set at $1.25 per share. The Series B Warrants were to expire on June 6, 2006, and contained customary adjustment provisions in the event of changes in the capitalization of the Company.

The offering price for the 300,000 shares of the Company's common stock and Series B Warrants to purchase up to an additional 600,000 shares of the Company's common stock was a total of $300,000. No underwriting commissions were paid or discounts granted to underwriters.

The Company entered into the aforementioned transaction in accordance with and in reliance upon the exemption from securities registration afforded by Section 4(2) of the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, including Regulation S. Bank Sal. Oppenheim jr. & Cie. (Switzerland) Limited represented in the Common Stock Purchase Agreements that it is not a "U.S. Person" (as such term is defined in Regulation S).

On February 2, 2006, Bank Sal. Oppenheim jr. & Cie. (Switzerland) Limited exercised its Series A Warrants, paying the Company $750,000 to acquire 600,000 shares of the Company’s common stock.

April 6, 2006 issuance of Common Stock

On April 6, 2006, the Company, XL Generation AG and Stadium SA entered into a Stock Purchase Agreement (the "Stock Purchase Agreement") pursuant to which the Company agreed to exchange a debt of 2,950,000 Euros (approximately $3,584,545) in exchange for 1,236,824 restricted shares of the Company’s common stock. Previously, the Terenvi Society had loaned XL Generation AG 1,600,000 euros pursuant to a loan agreement dated December 16, 2004. The Terenvi Society subsequently transferred the right to receive re-payment of this loan to Stadium SA. In addition, XL Generation AG had entered into a distribution agreement with the Soreve Society on April 13, 2004. The Soreve Society also subsequently transferred its rights to paid pursuant to this distribution agreement to Stadium SA. Pursuant to the Stock Purchase Agreement, the Company agreed to intervene in the debt of its sole operating subsidiary, XL Generation AG. The Company entered into the aforementioned transaction in accordance with and in reliance upon the exemption from securities registration afforded by Section 4(2) of the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, including Regulation S.

EXHIBITS

Exhibit No.	Description of Exhibits

Exhibit 3.1	Articles of Incorporation, as amended, incorporated by reference to Exhibit 3.1 to the Company's Registration Statement on Form SB-2 filed with the Securities and Exchange commission on May 28, 2004.

Exhibit 3.2	Bylaws, incorporated by reference to Exhibit 3.2 to the Company's Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on May 28, 2004.

Exhibit 3.3
Certificate of Amendment to Articles of Incorporation, as filed with the State of Nevada on August 23, 2005, incorporated by reference to Exhibit 3.3 to the Company's Quarterly Report on Form 10-QSB, filed with the Securities and Exchange Commission on December 30, 2005.

Exhibit 3.4	Bylaws, as amended on March 17, 2006, incorporated by reference to Exhibit 3.4 to the Company's Annual Report on Form 10-KSB filed with the Securities and Exchange Commission on April 13, 2006.

Exhibit 5.1
Opinion of Michael J. Morrison, Attorney at Law, incorporated by reference to Exhibit 5.1 to the Company's Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on January 13, 2006.

Exhibit 10.1
Letter of Intent, dated as of June 29, 2005, between the Company and XL Generation AG, incorporated by reference to Exhibit 99.1 to the Company's Report on Form 8-K, filed with the Securities and Exchange Commission on July 6, 2005.

Exhibit 10.2
Share Exchange Agreement, dated as of August 19, 2005, between the Company and XL Generation AG, incorporated by reference to Exhibit 99.1 to the Company's Report on Form 8-K, filed with the Securities and Exchange Commission on August 19, 2005.

Exhibit 10.3
Loan Agreement, dated as of September 12, 2005, between Capex Investments Limited and XL Generation AG, incorporated by reference to Exhibit 99.1 to the Company's Report on Form 8-K, filed with the Securities and Exchange Commission on September 14, 2005.

Exhibit 10.4
Form of Indemnification Agreement, entered into between XL Generation International Inc. and the Company's officers and directors, incorporated by reference to Exhibit 10.4 to the Company's Report on Form 8-K/A, filed with the Securities and Exchange Commission on November 1, 2005.

Exhibit 10.5
Common Stock Purchase Agreement, dated as of November 8, 2005, by and among XL Generation International Inc. and Capex Investments Limited, incorporated by reference to Exhibit 10.5 to the Company's Report on Form 8-K, filed with the Securities and Exchange Commission on November 15, 2005.

Exhibit 10.6
Common Stock Purchase Agreement, dated as of November 8, 2005, by and among XL Generation International Inc. and Aton Select Fund Limited, incorporated by reference to Exhibit 10.6 to the Company's Report on Form 8-K, filed with the Securities and Exchange Commission on November 15, 2005.

Exhibit 10.7
Common Stock Purchase Agreement, dated as of November 8, 2005, by and among XL Generation International Inc. and Asset Protection Fund Limited, incorporated by reference to Exhibit 10.7 to the Company's Report on Form 8-K, filed with the Securities and Exchange Commission on November 15, 2005.

Exhibit 10.8
Series A Warrant to Purchase Shares of Common Stock of XL Generation International Inc., issued as of November 8, 2005 to Capex Investments Limited, incorporated by reference to Exhibit 10.8 to the Company's Report on Form 8-K, filed with the Securities and Exchange Commission on November 15, 2005.

Exhibit 10.9
Series A Warrant to Purchase Shares of Common Stock of XL Generation International Inc., issued as of November 8, 2005 to Aton Select Fund Limited, incorporated by reference to Exhibit 10.9 to the Company's Report on Form 8-K, filed with the Securities and Exchange Commission on November 15, 2005.

Exhibit 10.10
Series A Warrant to Purchase Shares of Common Stock of XL Generation International Inc., issued as of November 8, 2005 to Asset Protection Fund Limited, incorporated by reference to Exhibit 10.10 to the Company's Report on Form 8-K, filed with the Securities and Exchange Commission on November 15, 2005.

Exhibit 10.11
Registration Rights Agreement, dated as of November 8, 2005, by and among XL Generation International Inc. and Capex Investments Limited, incorporated by reference to Exhibit 10.11 to the Company's Report on Form 8-K, filed with the Securities and Exchange Commission on November 15, 2005.

Exhibit 10.12
Registration Rights Agreement, dated as of November 8, 2005, by and among XL Generation International Inc. and Aton Select Fund Limited, incorporated by reference to Exhibit 10.12 to the Company's Report on Form 8-K, filed with the Securities and Exchange Commission on November 15, 2005.

Exhibit 10.13
Registration Rights Agreement, dated as of November 8, 2005, by and among XL Generation International Inc. and Asset Protection Fund Limited, incorporated by reference to Exhibit 10.13 to the Company's Report on Form 8-K, filed with the Securities and Exchange Commission on November 15, 2005.

Exhibit 10.14
Amendment to the Common Stock Purchase Agreement by and between XL Generation International Inc. and Aton Select Fund Limited, dated as of December 5, 2005, incorporated by reference to Exhibit 10.14 to the Company's Report on Form 8-K, filed with the Securities and Exchange Commission on December 8, 2005.

Exhibit 10.15
Amendment to the Common Stock Purchase Agreement by and between XL Generation International Inc. and Asset Protection Fund Limited, dated as of December 5, 2005, incorporated by reference to Exhibit 10.15 to the Company's Report on Form 8-K, filed with the Securities and Exchange Commission on December 8, 2005.

Exhibit 10.16
Lease Agreement, dated as of August, 2005, between 866 U.N. Plaza Associates LLC and XL Generation AG, incorporated by reference to Exhibit 10.16 to the Company's Quarterly Report on Form 10-QSB, filed with the Securities and Exchange Commission on December 30, 2005.

Exhibit 10.17	Exclusive Manufacturing License Agreement and Non Exclusive Distribution Agreement, dated as of September 23, 2005, by and between APW Inc. and XL Generation AG, incorporated by reference to Exhibit 10.17 to the Company's Quarterly Report on Form 10-QSB, filed with the Securities and Exchange Commission on December 30, 2005.

Exhibit 10.18
Common Stock Purchase Agreement, dated as of December 6, 2005, by and among XL Generation International Inc. and Professional Trading Services SA, incorporated by reference to Exhibit 10.18 to the Company's Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on January 13, 2006.

Exhibit 10.19
Series B Warrant to Purchase Shares of Common Stock of XL Generation International Inc., issued as of December 6, 2005 to Professional Trading Services SA, incorporated by reference to Exhibit 10.19 to the Company's Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on January 13, 2006.

Exhibit 10.20
Registration Rights Agreement, dated as of December 6, 2005, by and among XL Generation International Inc. and Professional Trading Services SA, incorporated by reference to Exhibit 10.20 to the Company's Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on January 13, 2006.

Exhibit 10.21
Amended and Restated Common Stock Purchase Agreement, dated as of December 27, 2005, by and among XL Generation International Inc. and Bank Sal. Oppenheim jr. & Cie. (Switzerland) Limited, incorporated by reference to Exhibit 10.21 to the Company's Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on January 13, 2006.

Exhibit 10.22
Series B Warrant to Purchase Shares of Common Stock of XL Generation International Inc., issued as of December 27, 2005 to Bank Sal. Oppenheim jr. & Cie. (Switzerland) Limited, incorporated by reference to Exhibit 10.22 to the Company's Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on January 13, 2006.

Exhibit 10.23
Agreement of Withdrawal from Stadium SA, by and between Stadium SA and XL Generation AG, incorporated by reference to Exhibit 10.23 to the Company's Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on January 13, 2006.

Exhibit 10.24
License Agreement, dated January 2005, between XL Generation AG and WKF/5 Ltd, incorporated by reference to Exhibit 10.24 to the Company's Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on January 13, 2006.

Exhibit 10.25
Amendment to License Agreement, dated June 30, 2005, between XL Generation AG, WKF/5 Ltd and Alain Lemieux, incorporated by reference to Exhibit 10.25 to the Company's Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on January 13, 2006.

Exhibit 10.26	Form of Subscription Agreement, incorporated by reference to Exhibit 99.1 to the Company's Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on May 28, 2004.

Exhibit 10.27
Employment Agreement, dated as of March 30, 2006, by and among XL Generation AG and Alain Lemieux, incorporated by reference to Exhibit 10.27 to the Company's Annual Report on Form 10-KSB filed with the Securities and Exchange Commission on April 13, 2006.

Exhibit 10.28
Employment Agreement, dated as of March 30, 2006, by and among XL Generation AG and Daniel Courteau, incorporated by reference to Exhibit 10.28 to the Company's Annual Report on Form 10-KSB filed with the Securities and Exchange Commission on April 13, 2006.

Exhibit 10.29
Employment Agreement, dated as of March 30, 2006, by and among XL Generation AG and Flemming Munck, incorporated by reference to Exhibit 10.29 to the Company's Annual Report on Form 10-KSB filed with the Securities and Exchange Commission on April 13, 2006.

Exhibit 10.30
Employment Agreement, dated as of October 20, 2005, by and among XL Generation AG and Eric Giguère, incorporated by reference to Exhibit 10.30 to the Company's Annual Report on Form 10-KSB filed with the Securities and Exchange Commission on April 13, 2006.

Exhibit 10.31
Endorsement Agreement, by and between La Societe 421 Productions and XL Generation AG, incorporated by reference to Exhibit 10.31 to the Company's Annual Report on Form 10-KSB filed with the Securities and Exchange Commission on April 13, 2006.

Exhibit 10.32
Summary of terms and conditions of Oral Consulting Agreement by and between XL Generation AG and Greendale Consulting Limited, incorporated by reference to Exhibit 10.32 to the Company's Annual Report on Form 10-KSB filed with the Securities and Exchange Commission on April 13, 2006.

Exhibit 10.33
Exclusive Manufacturing License Agreement, dated as of January 2, 2005, by and between XL Generation AG and Polyprod Inc., incorporated by reference to Exhibit 10.33 to the Company's Annual Report on Form 10-KSB filed with the Securities and Exchange Commission on April 13, 2006.

Exhibit 10.34
Management Fee Arrangement, dated as of January 2006, by and between XL Generation AG and Polyprod Inc., incorporated by reference to Exhibit 10.34 to the Company's Annual Report on Form 10-KSB filed with the Securities and Exchange Commission on April 13, 2006.

Exhibit 10.35
Supply Contract, effective as of April 1, 2005, by and between Febra-Kunststoffe GmbH, XL Generation AG and BASF Aktiengesellschaft, incorporated by reference to Exhibit 10.35 to the Company's Annual Report on Form 10-KSB filed with the Securities and Exchange Commission on April 13, 2006.

Exhibit 10.36
Loan Agreement by and between XL Generation AG and Fiducie Alain Lemieux, incorporated by reference to Exhibit 10.36 to the Company's Annual Report on Form 10-KSB filed with the Securities and Exchange Commission on April 13, 2006.

Exhibit 10.37
Confirmation of Debt, addressed to XL Generation AG, incorporated by reference to Exhibit 10.37 to the Company's Annual Report on Form 10-KSB filed with the Securities and Exchange Commission on April 13, 2006.

Exhibit 10.38
Agreement dated as of May 25, 2005, by and between XL Generation AG and Daniel Courteau regarding Repayment of loans to Symbior Technologies Inc., incorporated by reference to Exhibit 10.38 to the Company's Annual Report on Form 10-KSB filed with the Securities and Exchange Commission on April 13, 2006.

Exhibit 10.39
XL Generation International Inc. 2006 Equity Incentive Plan, incorporated by reference to Exhibit 10.39 to the Company's Annual Report on Form 10-KSB filed with the Securities and Exchange Commission on April 13, 2006.

Exhibit 10.40
Loan Agreement by and between XL Generation AG and Albert Beerli, incorporated by reference to Exhibit 10.40 to the Company's Annual Report on Form 10-KSB filed with the Securities and Exchange Commission on April 13, 2006.

Exhibit 10.41
Summary of terms and conditions of Loan Agreement by and between XL Generation AG and Albert Beerli, incorporated by reference to Exhibit 10.41 to the Company's Annual Report on Form 10-KSB filed with the Securities and Exchange Commission on April 13, 2006.

Exhibit 10.42
Lease Agreement dated as of April 1, 2004, by and between XL Generation AG and Albert Beerli, incorporated by reference to Exhibit 10.42 to the Company's Annual Report on Form 10-KSB filed with the Securities and Exchange Commission on April 13, 2006.

Exhibit 10.43
Memorandum regarding XL Generation Canada Inc., incorporated by reference to Exhibit 10.43 to the Company's Annual Report on Form 10-KSB filed with the Securities and Exchange Commission on April 13, 2006.

Exhibit 10.44
Stock Purchase Agreement, executed as of April 6, 2006, by and among XL Generation International Inc., XL Generation AG and Stadium SA, incorporated by reference to Exhibit 10.44 to the Company's Annual Report on Form 10-KSB filed with the Securities and Exchange Commission on April 13, 2006.

Exhibit 23.1	Consent of Paritz & Company, P.A.

Exhibit 23.2	Consent of Michael J. Morrison, Attorney at Law (included in Exhibit 5.1)

Exhibit 24	Power of Attorney (included in the signature page)

UNDERTAKINGS

The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:
(i)	Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)
Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b)(Section 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii)	Include any additional or changed material information on the plan of distribution.

2.
For determining liability under the Securities Act of 1933, treat each post-effective amendment as a new registration statement relating of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

3.	File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Each prospectus filed pursuant to Rule 424(b)(ss.230.424(b) of this chapter) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (ss.230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in Montreal, Quebec, Canada on this 28th day of April, 2006.

XL Generation International Inc.

By:	/s/ Alain Lemieux
Name: Alain Lemieux
Title: Principal Executive Officer

By:	/s/ Flemming Munck
Name: Flemming Munck
Title: Principal Financial Officer and Principal Accounting Officer

DIRECTOR SIGNATURES AND POWERS OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Alain Lemieux, as his true and lawful attorney-in-fact and agent, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file such amendments, together with exhibits and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying the confirming all that said attorney-in-fact and agent, or any substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates indicated:

/s/ Alain Lemieux
Name: Alain Lemieux
Title: CEO, President and Director
Dated: January 12, 2006

/s/ Flemming Munck
Name: Flemming Munck
Title: CFO and Director
Dated: January 12, 2006

/s/ Alexander C. Gilmour, CVO
Name: Alexander C. Gilmour, CVO
Title: Chairman of the Board
Dated: January 12, 2006

/s/ Daniel Courteau
Name: Daniel Courteau
Title: Secretary and Director
Dated: January 12, 2006

/s/ Claude Pellerin
Name: Claude Pellerin
Title: Director
Dated: January 12, 2006

/s/ Albert Beerli
Name: Albert Beerli
Title: Director
Dated: April 28, 2006